                                                      REGISTRATION NO. 333-44036

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                               AMENDMENT NO. 3 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------


                              PETSVETSANDYOU, INC.


              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                            -----------------------


           FLORIDA                                      5999                                  59-3619483
-------------------------------             -----------------------------              -----------------------
(STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                               JAMES J. CARLSTEDT
                             C/O PETSVETSANDYOU, INC.
                           10919 N. DALE MABRY HIGHWAY
                              TAMPA, FLORIDA 33618
                                 (813) 960-5601
            (ADDRESS OF PRINCIPAL PLACE OF BUSINESS AND NAME, ADDRESS
                   AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            -----------------------


                 PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                               R. REID HANEY, ESQ.
                               KALISH & WARD, P.A.
                        101 E. KENNEDY BLVD., SUITE 4100
                              TAMPA, FLORIDA 33602
                          TELEPHONE NO. (813) 222-8700
                          TELECOPIER NO. (813) 222-8701

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED
                                                                             MAXIMUM          PROPOSED
                                                                             OFFERING         MAXIMUM           AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES                         AMOUNT TO BE       PRICE PER       AGGREGATE        REGISTRATION
          TO BE REGISTERED                                 REGISTERED        SHARE       OFFERING PRICE (1)       FEE(1)
---------------------------------                         ------------       ---------   ------------------   ------------

Class A Common Stock, par value $.005 per
share                                                      4,200,000         $   6.25      $26,250,000           $7,623

Preferred Stock, par value $.005 per share                 1,400,000         $   6.25      $ 8,750,000           $2,310



(1) Previously paid.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                           [LOGO] PETSVETSANDYOU, INC.

       35,000 UNITS, EACH CONSISTING OF 120 SHARES OF CLASS A COMMON STOCK
                        AND 40 SHARES OF PREFERRED STOCK

         This is an initial public offering of 35,000 units of PETSVETSANDYOU, Inc. Each unit consists of 120 shares of Class A common stock and 40 shares of preferred stock. ONLY VETERINARIANS ARE ELIGIBLE TO PURCHASE UNITS IN THIS OFFERING. Ownership and resale of our preferred stock are limited by our articles of incorporation to veterinarians; however, there are no similar resale restrictions imposed on our Class A common stock.




         Prior to this offering, no public market exists for the units, or for the common stock or preferred stock making up the units. No application is being made to any national securities exchange, the Nasdaq Stock Market or any other trading medium in connection with this offering, and we cannot guarantee that any such market will develop. The offering price for the units will be $1,000.00 per unit ($6.25 per share of Class A common stock and $6.25 per share of preferred stock). The minimum purchase requirement is two (2) units, or $2,000.


THIS INVESTMENT IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. THE RISKS ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 AND THE DILUTIVE EFFECTS ARE DESCRIBED ON PAGE 17 AND PAGE 48.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                                                                       PROCEEDS TO                 PROCEEDS TO
                                                                                   PETSVETSANDYOU, INC.       PETSVETSANDYOU, INC.
                                                               UNDERWRITING              BEFORE                      BEFORE
                                                              DISCOUNTS AND         OFFERING EXPENSES           OFFERING EXPENSES
                                    OFFERING PRICE             COMMISSIONS              (MINIMUM)                   (MAXIMUM)
                                    --------------            -------------        --------------------       --------------------

Per Unit                             $      1,000                 $ -0-                 $   1,000                 $      1,000
                                     ------------                 ----                  ---------                 ------------
Total                                $ 35,000,000                 $ -0-                 $ 500,000                 $ 35,000,000
                                     ------------                 ----                  ---------                 ------------

         We are offering the units directly, without the use of an underwriter, on a direct participation basis. Our officers, directors and promoters are not eligible to purchase units in the offering. The minimum offering amount is 500 units. However, some states will require us to sell an aggregate of 1,225 units before receiving offering proceeds from those states. All amounts received will be held in escrow by The Bank of Tampa, as escrow agent. If we do not sell the minimum of 500 units in those states that require a minimum 500 units, or do not sell an aggregate of 1,225 units in all states, we will return funds to the subscribers in the states in which the minimum was not met, together with interest and without the deduction of expenses. We will offer the units on a continuous basis until the earlier of the sale of all units being offered or 18 months from the effective date of our registration statement.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.



                 THE DATE OF THIS PROSPECTUS IS APRIL 13, 2001

                                TABLE OF CONTENTS


                                                                                                                   PAGE
                                                                                                                   ----
Prospectus Summary...............................................................................................     1

The Offering.....................................................................................................     1

Summary Financial Data...........................................................................................     2

Risk Factors.....................................................................................................     3

   Risks Related to Our Business.................................................................................     3
   Risks Related to Our Industry.................................................................................     8
   Risks Related to This Offering................................................................................    11

Cautionary Note Regarding Forward-Looking Statements.............................................................    14

Use of Proceeds..................................................................................................    14

Dividend Policy..................................................................................................    16

Determination of Offering Price..................................................................................    16

Capitalization...................................................................................................    17

Dilution.........................................................................................................    17

Plan of Operation................................................................................................    18

Description of the Business......................................................................................    20

Management.......................................................................................................    43

Principal Shareholders...........................................................................................    46

Certain Transactions.............................................................................................    47

Description of Securities........................................................................................    47

Plan of Distribution.............................................................................................    52

Market for Our Common Equity and Related Shareholder Matters.....................................................    56

Organization Within Last Five Years..............................................................................    56

Interests of Named Experts and Counsel...........................................................................    56

Changes and Disagreements with Accountants.......................................................................    57

Legal Matters....................................................................................................    57

Experts..........................................................................................................    57

How to Get More Information......................................................................................    57

Financial Statements.............................................................................................   F-1

                     DEALER PROSPECTUS DELIVERY OBLIGATIONS

         UNTIL JULY 13, 2001 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY



OUR BUSINESS


         We are a development stage company formed by our founders, Eduardo (Eddie) Garcia, D.V.M., James J. Carlstedt, Svetlana (Lana) P. Colby, and Neil
L. Colby on January 5, 2000. In this prospectus, we will sometimes refer to these individuals collectively as our "founders" or, along with Kevin L. Turner, as our "management team" or simply "management." Initially, we will be owned almost exclusively by veterinarians and intend to use this ownership base as a primary marketing tool. We plan to provide goods and services to two distinct but highly interrelated constituencies--veterinarians and pet owners. Our objective is to provide veterinarians with professional and practice-related services, initially consisting of a veterinary products buying group, Web site design and hosting, and staff training services, and to offer pet owners a comprehensive pet supply Web store and mail-order catalog, along with timely and relevant pet care information and educational content on our Web site.


OUR OFFICES


         Our principal office is located at 10919 North Dale Mabry Highway, Tampa, Florida 33618, and our toll-free telephone number is 866-PETSVET (866-738-7838). We can also be reached by phone at (813) 960-5601 and our fax number is (813) 960-5801. Our Web site, which is still under initial development, can be accessed at "www.petsvetsandyou.com." or "www.pvy.com." This Prospectus will be available on our Web site; however, other information on our Web site is not a part of this Prospectus.

                                  THE OFFERING


Securities offered by us.............................        35,000 units, each consisting of 120 shares of Class A
                                                             common stock and 40 shares of preferred stock.

                                                                                               after this offering
                                                                                               (assuming all units
                                                             before this offering                   are sold)
Common stock outstanding                                     -------------------                -------------------

     Class A...........................................             144,060                          4,344,060
     Class B...........................................              61,330                          1,928,020

Preferred stock outstanding                                          40,000                          1,440,000

Escrow provisions and minimum offering amount..........      Initially, all amounts received for subscriptions to the
                                                             offering will be held in escrow by the escrow agent,
                                                             pursuant to an escrow agreement between the escrow
                                                             agent and us, until the minimum offering amount has
                                                             been obtained. The escrow agent is The Bank of Tampa,
                                                             601 Bayshore Boulevard, Tampa, Florida 33601, and the
                                                             contact person is Mr. William Arthur. Some states
                                                             will require that the subscription amounts remain in
                                                             escrow until the minimum offering amount of 500
                                                             units, or $500,000, is met. However, other states
                                                             will require us to sell a minimum offering amount of
                                                             1,225 units, or $1,225,000, before proceeds received
                                                             in those states may be released from escrow. If one
                                                             or both of the respective minimum offering amounts is
                                                             not reached, and the terms of the escrow require

                                                             that some or all of the funds held in escrow
                                                             be returned to investors, such funds will be
                                                             returned with interest and without
                                                             deduction. The details of the escrow
                                                             arrangement are more specifically described
                                                             later in this prospectus under "Plan of
                                                             Distribution."

                             SUMMARY FINANCIAL DATA


         The following table shows summary financial data for PetsVetsandYou, Inc. as of December 31, 2000. This data has been derived from our audited financial statements, which are included in this prospectus. Those financial statements and accompanying notes have been audited by Kirkland, Russ, Murphy & Tapp, P.A., independent public accountants.


         You should read the following summary financial data in conjunction with "Use of Proceeds," "Plan of Operation and Description of Business," the financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.

                                                                                     December 31, 2000 (actual)
                                                                                     --------------------------
Total Assets ..............................................................                   $694,678
Total Liabilities .........................................................                    303,334
Shareholders' Equity ......................................................                    391,334
Net Tangible Book Value ...................................................                    391,334
Net Tangible Book Value Per Share (common and preferred) ..................                       1.91


                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR UNITS.

RISKS RELATED TO OUR BUSINESS

         WE HAVE NO OPERATING HISTORY, MATERIAL ASSETS OR REVENUES, AND YOU COULD LOSE ALL OF YOUR INVESTMENT IF WE ARE UNABLE TO IMPLEMENT OUR BUSINESS PLAN.

         We are a development-stage company formed on January 5, 2000. Since our inception we have not conducted any significant business operations, have generated no operating revenues and have incurred significant expenses. We have only very limited current operations and do not anticipate significant activity with our current operations or commencing any additional significant business operations until the fall or winter of 2001 at the earliest. We cannot guarantee that our business models and strategies are valid, that we will be able to successfully execute our business strategies or manage our operations effectively, or that we will be able to conduct operations profitably or successfully. We may not be able to accurately predict the levels of future revenues or expenses, and the failure to do so could cause cash flow and related financial difficulties and otherwise have a severe negative impact on our business, results of operations and financial condition. Further, while the members of our current management team have varying degrees of business and management experience other than in connection with our company, they have not worked together previously on any significant business operation of this nature, including any e-commerce or other Internet-based business or enterprise. Many factors will likely have a material effect on our operating results. Because we have not yet had any meaningful operations, we cannot determine if our business plan or the execution of our business plan will adequately deal with such factors. Some of those factors include:

         - veterinarian shareholder loyalty and active participation in the marketing and promotion of our business;
         - veterinarian shareholder utilization of and participation in our services and activities such as our buying group, Web design and hosting, and staff training services;
         - our ability to continuously meet veterinarian expectations relating to the type and quality of products and services we provide;
         -        the success of our brand building and marketing strategy;
         - the availability of alternative sources for veterinary services, both online and otherwise;
         - our ability to scale our response to the demand for all of our products and services;
         - the announcement or introduction of new sites, services and products by competitors in all phases of our business;
         - price competition in all categories of our products and services;
         - the level of use of the Internet and online services both by pet owners and veterinarians;
         - the amount and timing of operating costs and capital expenditures relating to the development and expansion of our business, operations and infrastructure; and
         - consumer trends and popularity of certain categories of products.

         IF OUR VETERINARIAN SHAREHOLDERS CHOOSE NOT TO BE ACTIVELY INVOLVED AND PARTICIPATE IN OUR MARKETING AND BRAND-BUILDING EFFORTS, IT WILL HAVE A SEVERE NEGATIVE IMPACT ON OUR ABILITY TO GENERATE REVENUES.

         One of the core elements of our business model and overall strategy is the direct and significant involvement and participation of our veterinarian shareholders through utilization of the veterinary services available from us, their promotion of those services to other veterinarians, and their promotion of our Web site and Web store to their clients and the general public. For this to happen, our veterinarian shareholders must utilize the veterinary-related services we offer on a regular and significant basis.

         Further, if we do not establish our brand name and develop customer and veterinarian loyalty relatively quickly for our Web site, we may lose the opportunity to build a critical mass of retail customers and veterinary services users. If our veterinarian shareholders do not participate in our business through utilization of services, contribution of time and talents, and promotion to clients and the general public, our services likely will not be utilized to the degree necessary to make us financially successful.

         THE BUSINESS SERVICES WE ARE INITIALLY PROVIDING, INCLUDING BUYING GROUP AND WEB DESIGN AND HOSTING SERVICES, MAY NOT PROVIDE US WITH MEANINGFUL CASH FLOW FOR A SIGNIFICANT PERIOD OF TIME, WHICH COULD HAVE A SEVERE NEGATIVE IMPACT ON OUR ABILITY TO MEET SHORT-TERM CASH FLOW NEEDS.

         Our veterinary products buying group, which we believe will be a very important aspect of business, has only recently been initiated and is currently being made available to our veterinary shareholders. We will not receive any revenues from buying group services for several months, and we do not anticipate that those revenues will be meaningful until our veterinary shareholder base is greatly expanded and a significant percentage of those shareholders use the buying group services. We do not know how quickly or to what extent our shareholders will use the buying group services. Likewise, our web design and hosting services have just recently been made available to our shareholders, and revenues generated from those services will not be significant until we have a much larger shareholder base that is utilizing the service. The failure to gain meaningful revenues from these two services as quickly as possible could have a severe negative impact on our ability to meet our short-term cash flow needs and cause us to cease operations.

         IF WE ARE UNABLE TO COMPLETE CONSTRUCTION OF THE WEB SITE QUICKLY ENOUGH, IT WILL LIKELY HAVE A SEVERE NEGATIVE IMPACT ON OUR REVENUES AND OUR ABILITY TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

         Our Web site is still in the early stages of development and not yet capable of providing the consumer and veterinary products and services that we contemplate providing, other than our recently launched web design and hosting services. Web site development is ongoing. While we have recently begun offering our Web design and hosting services online, we anticipate not being able to offer any other services online until the fall or winter of 2001, and then only on a limited basis. We anticipate that the Web store will not open until at least the fourth quarter of 2001. Also, development work on our pet products mail-order catalog business is only in the early planning stage. There is also a high degree of risk and uncertainty associated with completing the development work for our Web site services consistent with our expectations for schedule, cost, and capability, and a number of factors could slow or interrupt development of the Web site. Delays in completing our Web site will cause delays in implementing our business plan, which will delay our timetable for becoming operational and generating revenues, whether from retail sales of pet products or delivering services to veterinarians. The longer it takes us to become substantially operational and begin generating revenues, the more likely we are to exhaust our working capital. Because e-commerce is rapidly changing and highly competitive, our failure to timely implement our business plan and generate revenues from our Web-based services will likely place us at a significant disadvantage to many of our competitors and have other material adverse effects on our business.

         IF THERE IS NOT SUFFICIENT DEMAND FOR OUR SERVICES, OUR ABILITY TO BECOME PROFITABLE WILL BE SIGNIFICANTLY DIMINISHED AND OUR BUSINESS WILL LIKELY FAIL.

         We plan to generate revenues from two customer sources: veterinarians and pet owner consumers. Although we believe the veterinary community wants and needs the primary services we plan to offer, namely Web site design and hosting, a veterinary products buying group, and staff training and education, we cannot guarantee that they actually will utilize these services. Factors such as our failure to meet veterinarian expectations or industry standards, our pricing structure, and our level of service, as well as a number of others, could cause veterinarians not to use the services we are providing. Additionally, demand for these services will be directly related to our ability to expand our veterinary shareholder base through the sale of our securities in this offering. Failure to create and sustain sufficient demand for our services to veterinarians will likely cause our business to fail.

         With respect to our consumer pet products business, we may not be able to attract potential customers who currently shop in traditional retail stores to our Web store or companion mail-order catalog. If they do visit the Web site, they may choose only to browse our Web store and not actually purchase products. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures than we currently anticipate to attract online shoppers to our Web store and to convert them to purchasing customers. As a result, we may not be able to achieve profitability, and even if we are successful at attracting online and catalog customers, we expect it will take several years to build a critical mass of these customers.

         FAILURE TO COMPLETE OUR PLANS AND TO TIMELY CONSTRUCT OUR DISTRIBUTION SYSTEMS AND FACILITIES WILL ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUES.

         Our distribution system for consumer pet products to be offered through our online pet store and mail-order catalog is still in the early planning stages. Our business plan has been modified to push development of our Web store and companion catalog into late 2001, and we anticipate that the Web store will not open and catalog distribution will not commence until late 2001, at the earliest. Accordingly, plans for this system will likely not be finalized for some time. Significant delays in organizing and constructing this system will delay our ability to offer our Web store services and generate revenues from those operations. This could significantly reduce our revenues and have a severe impact on cash flow.

         WE DO NOT HAVE OPERATIONAL CONTROL OF OUR VETERINARY BUYING GROUP SERVICES, AND IF OUR VETERINARY SHAREHOLDERS ARE DISSATISFIED WITH THE QUALITY OF SERVICE PROVIDED THROUGH THE BUYING GROUP, OR IF OUR STRATEGIC PARTNER DISCONTINUES OPERATIONS, IT COULD HAVE A SIGNIFICANT ADVERSE EFFECT ON SHAREHOLDER CONFIDENCE AND SATISFACTION.

         With respect to our veterinary products buying group, we have entered into a strategic relationship with Veterinary Products, Inc., an Atlanta, Georgia-based veterinary buying group cooperative, under which our veterinary shareholders will be able to become members of the Veterinary Products, Inc. buying group and be entitled to all the services it provides. This arrangement gives our shareholders immediate access to an existing procurement, order fulfillment and distribution system for veterinary products and related services. However, we do not have operational or management control over Veterinary Products, Inc. or any aspect of the buying group, and we cannot guarantee that the buying group operations will be managed effectively so as to generated satisfaction with those services among our veterinary shareholders or significant revenues and profits. Further, Veterinary Products, Inc. could discontinue operations and, if so, we would be forced to find an alternative strategic partner or put in to place our own buying group infrastructure, which would take a significant amount of time. If our shareholders are not satisfied with the quality and level of services provided, it could adversely affect their willingness to utilize the buying group, which would likely reduce the revenues generated for us from buying group activities.

         IF WE ARE UNABLE TO DEVELOP AND MAINTAIN STRONG RELATIONSHIPS WITH SUPPLIERS AND OBTAIN SUFFICIENT QUANTITIES OF QUALITY MERCHANDISE ON ACCEPTABLE COMMERCIAL TERMS, IT WILL HAVE A SEVERE NEGATIVE IMPACT ON OUR BUSINESS.

         We have been in contact and had limited preliminary discussions with suppliers and vendors of veterinary supplies and pet products about establishing relationships with one or more of those parties; however, we have no formal relationships or agreements with any of those parties and we cannot guarantee that such relationships can be developed or maintained. Substantial veterinarian involvement in the buying group and significant purchase volume in our pet product Web store will be very important in trying to establish buying power and other economies of scale that will make a supplier relationship attractive for the vendors and economically sound for us.

         IF ANY OF OUR KEY MANAGEMENT PERSONS LEAVE US, WE MAY NOT BE ABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN, WHICH WILL HAVE A SEVERE NEGATIVE IMPACT ON OUR BUSINESS.

         We will continue to rely heavily on the service and performance of a very small number of management personnel. The ideas and concepts underlying our business plan and proposed operations and objectives were in large part developed (and continue to be developed) by our current management team. Further, decisions with respect to all aspects of our development and operations will be made by them. Our success largely will depend on their judgment and abilities. None of the members of our management team has had any significant involvement or experience in the veterinary or pet supply business or any online or e-commerce related business. None of our management team is currently bound by an employment agreement, and any of them could leave without notice. The loss of the services of one or more of these key management persons would likely have a severe negative impact on our business development and prospects. We have no "key person" life insurance covering any of the founders or other key personnel. If such insurance is acquired, we cannot guarantee that such coverage will be adequate to fully cover any actual losses we may suffer.

         IF WE CANNOT RECRUIT QUALITY PERSONS FOR CRITICAL MANAGEMENT POSITIONS, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN, WHICH WILL HAVE A SEVERE NEGATIVE IMPACT ON OUR BUSINESS.

         We must recruit several critical management positions, including a chief financial officer, one or more marketing and distribution/logistical executives, and a technology/management information systems executive. We also intend eventually to hire or contract with a significant number of additional personnel, including software engineers, editorial and customer support personnel, marketing personnel, and warehouse and operational personnel. Competition for these types of individuals is very intense. We may not be able to attract, assimilate or retain additional highly qualified personnel in the future. The failure to attract, integrate, motivate and retain such additional employees could seriously harm our business.


         WE MAY HAVE DIFFICULTY RECRUITING INDEPENDENT BOARD MEMBERS, WHICH COULD HAVE ADVERSE EFFECTS ON THE MANNER IN WHICH OUR BUSINESS IS MANAGED.

         We are currently undertaking diligent efforts to recruit two independent directors to our board. We intend to appoint such members to the board within three months from the date of this prospectus, or as soon as possible, and to thereafter maintain such independent members. However, because of the fiduciary responsibilities and potential personal liability associated with acting as a director of a publicly owned company, it may be very difficult to recruit independent board members until we have errors and omissions liability insurance in place for our board members. Because of the significant cost of obtaining such insurance, we will likely have to wait until sufficient proceeds from this offering have been collected before obtaining such insurance coverage. This may delay us from being able to appoint the independent board members until after the errors and omissions coverage is obtained. Until we obtain independent directors, loans, sales of securities and other material transactions involving the founders will not be subject to review or approval by anyone other than the founders.


         THE SPECIFIC POWERS OF THE VETERINARIAN ADVISORY BOARD,. WHILE LIMITED IN SCOPE, DO PLACE RESTRICTIONS ON OUR ABILITY TO OPERATE OUR BUSINESS AND MAY RESTRICT OUR ABILITY TO RAISE CAPITAL IN THE FUTURE.

         Our Veterinarian Advisory Board has certain limited, but in some cases significant, input into decisions that could have a material impact on our business. We believe that this is, and will be viewed generally by our veterinarian shareholders and others as, a positive aspect to our governance structure. However, because of this structure, our board of directors and management personnel may not be able to take actions regarding certain aspects of our business, such as product strategies and implementation, that they may believe are necessary. Accordingly, the Veterinarian Advisory Board's existence or structure could adversely affect us by limiting management's flexibility and making us less attractive to investors, thus inhibiting our ability to obtain future financing.

RISKS RELATED TO OUR INDUSTRY

         WE WILL BE SUBJECT TO TREMENDOUS COMPETITION IN ALL ASPECTS OF OUR BUSINESS AND OUR BUSINESS COULD FAIL OR BE SEVERELY RESTRICTED IF WE CANNOT MEET COMPETITIVE CHALLENGES.

                  Veterinarian Services.

                           Veterinarian Products Buying Group. The veterinary
product distribution industry is intensely competitive, rapidly evolving and subject to rapid technological change. Our competitors for buying group services may have comparable or superior product lines, technical experience and financial resources. The organizations we will be competing with are known in the industry and have substantial existing customer bases. The size and nature of our competitors varies. Our competitors will include cooperatives sponsored by state and local veterinary associations, veterinarian-based affinity groups, incorporated buying groups, distributors and manufacturers. Some of these competitors enjoy significant buying power and may be able to provide products at a significantly lower price than we can and, perhaps, on an exclusive basis. Many of our competitors will have significantly greater resources than ours, and we may not be able to offer sufficient discounts to attract and maintain members for our buying group.

                           Web Design and Hosting Services. Web site design and
hosting is a relatively new, rapidly evolving, highly fragmented, and intensely competitive market. We expect competition to further intensify in the future. There are 3 major classes of competition: free sites, custom design/hosting companies, and "standard" hosting companies. Generating significant revenues in this area will require significant volume and customer loyalty and longevity. If we cannot attract large numbers of veterinarians and other customers to this service and retain those accounts over the long term, it could have a severe adverse impact on our overall business.

                           Staff Training and Educational Services.  We will
face competition in the staff training and educational services sector primarily from traditional "do-it-yourself" or self-instructional training methods, junior colleges, community colleges and vocational schools, and from practice management firms and consultants. Many veterinarians simply may not believe staff training and education to be necessary for their practice. Others may recognize the need for staff training but may not be comfortable, or their staff may not be comfortable, with training in an online environment. If veterinarians do not use this service, revenues will not be generated and the veterinarians may not develop the high level of loyalty to the company that we believe is an important key to our success.

                  Online pet products, education and information.

                           Our online competitors are already in the market and
have great resources. There are many Internet providers of pet products and related information and services. Our likely online competitors such as PETCO.com and PetsMart.com are already established in the marketplace, have resources far greater than ours, and have the current ability to stay in the marketplace for an extended period of time. The combined resources of alliances between some of our competitors will pose a significant challenge to us. Our resources are negligible by comparison and, even if this offering is successful, we may never reach the necessary levels of funding and development to compete with one, some or all of our competitors.

                           There is also significant competition from the
traditional "bricks and mortar" store based retailers and other mail-order retailers. We will face significant competition from these traditional retailers, which include smaller, locally owned pet stores and large retailers, both specialty and general, such as PetsMart, Petco Animal Supplies, Inc., Wal-Mart Stores, Inc., Kmart Corporation, Target Stores, Inc., supermarkets, warehouse clubs such as Costco Companies, Inc., and mail-order (catalog) suppliers. These companies, which include national, regional and local chains, have existed much longer, have greater financial resources, have established marketing relationships with leading manufacturers and advertisers, and have long-established brand recognition among customers. Also, business-to-consumer online commerce is still a relatively unproven business model and has been questioned by some consumer retail and financial experts. Many consumers "browse" the Internet but continue to do all or most of their purchasing "in-person" at their local retailers. Demand and market acceptance for recently introduced services and products on the Internet are subject to a high level of uncertainty, and there are few proven services and products. Particularly with respect to us, the online market for pet products, information and services is young and uncertain. The market is significantly less developed than the online market for books, auctions, music, software, and numerous other consumer products. If this market does not gain widespread acceptance and we cannot generate substantial revenues from our Web store, our business may fail.

         IF WE FAIL TO SUCCESSFULLY DEAL WITH SUCH ONLINE BUSINESS RISKS AS SYSTEMS FAILURES, SERVICE INTERRUPTIONS, AND CAPACITY COMPLAINTS, WE WILL EXPERIENCE ADVERSE PUBLICITY, LOSS OF REVENUES AND LOSS OF SHAREHOLDER AND CONSUMER CONFIDENCE AND LOYALTY.

         Our success, and in particular our ability to successfully receive and fulfill a high volume of orders for our products and services and provide high quality customer service, also depends largely upon the efficient, uninterrupted operation of our Web store and Web site hosting capabilities, including information and transaction storage and processing systems, and network infrastructure. Any future systems interruption that results in the unavailability of our Web store or in reduced order fulfillment performance could result in negative publicity, reduce the volume of goods sold and impair the attractiveness of our Web store, which could negatively affect our revenues. Interruptions or other reliability problems with our Web site hosting capabilities would similarly have negative effects on us. We may experience temporary system interruptions for a variety of reasons in the future, including power failures, software bugs and large numbers of visitors trying to reach our Web store during sales or other promotions. We may not be able to correct a problem in a timely manner. Currently, our development and management activities are located primarily at facilities we lease in Tampa, Florida, and in personal facilities of our management team. We do not yet know who our data center vendor will be or where our data center will be located. Our systems and operations are backed up regularly, but are vulnerable to damage or interruption from fire, flood, hurricanes, or other Acts of God, power loss, telecommunications failure, break-in, theft, computer viruses, and other matters outside of our control. We do not have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for extended losses we may incur. Furthermore, we cannot guarantee that the security mechanisms that we and our suppliers use will prevent these problems. The occurrence of any of the foregoing risks could have a material adverse effect on our business, financial condition or results of operations. Recurrences could cause our business to fail.

         POTENTIAL LIABILITIES ARISING FROM SELLING CONSUMER GOODS AND PROVIDING ONLINE INFORMATION CONTENT COULD SEVERELY HARM OUR FINANCIAL CONDITION AND LIQUIDITY.

         Because we plan to sell consumer products, we may be subject to product liability claims resulting from injuries to persons and animals caused by the products we sell. To the extent these claims are not covered by or are in excess of our product liability insurance, a successful product liability claim could harm our financial condition and liquidity. In addition, because we plan to post product information and other content on our Web site and permit our customers to place content on our bulletin board systems and in other areas of our Web site, we may face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we post or permit our customers to post. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our financial condition and liquidity.




         WE WILL RELY ON THIRD-PARTY CARRIERS FOR PRODUCT SHIPMENTS TO US AND OUR CUSTOMERS, AND WE COULD LOSE CUSTOMERS IF THESE CARRIERS DO NOT ADEQUATELY SERVE OUR NEEDS.

         We will rely on third-party carriers for product shipments, including shipments to and from our distribution facility. Therefore, we will be subject to the risks, including employee strikes and inclement weather, associated with such carriers' ability to provide delivery services to meet our shipping needs. In addition, failure to deliver products to our customers in a timely manner would damage our reputation and brand.

         OUR BUSINESS COULD BE GREATLY HARMED IF WE FAIL TO PREVENT ONLINE COMMERCE SECURITY BREACHES.

         A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks, and our failure to prevent security breaches could harm our business. We will rely on encryption and authentication capabilities licensed from third parties to provide secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities or cryptography, or other related developments, may result in a compromise or breach of the technology used by us to protect customer transaction data. Any such compromise of our security could harm our reputation and expose us to a risk of loss or litigation and possible liability and, therefore, harm our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches could damage our reputation. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

RISKS RELATED TO THIS OFFERING

         BECAUSE THIS OFFERING IS LIMITED TO VETERINARIANS, YOU COULD LOSE ALL OR A PORTION OF YOUR INVESTMENT DUE TO OUR INABILITY TO RAISE ENOUGH CAPITAL THROUGH THE OFFERING TO FUND OUR BUSINESS.

         The fact that we are making the offering only to veterinarians severely limits, in our judgment, the utility of using underwriters or selling agents to assist us in conducting the offering. We expect it will take an extensive period of time to raise the capital we need to fully develop and implement our business plan; however, we need to raise at least a minimal amount of capital to be able to continue to fund operations and development while the offering continues. This situation creates a number of inter-related risks, which are discussed below.

                  Our minimum offering threshold is relatively low and may not be sufficient to sustain operations in the short-term.

                  Because the offering is limited to veterinarians, we are conducting this offering on a direct participation basis, without using any underwriters, brokers or dealers. As a result, we anticipate the offering period will be relatively extensive (up to 18 months). Our capital needs, however, are immediate and substantial and, therefore, the minimum offering amount is only $500,000 (500 units) in those states that are permitting that minimum amount. Other states are requiring that we raise a total of $1,225,000 (1,225 units) from all states before releasing offering proceeds raised in those other states requiring the larger amount. If the applicable minimum amount is reached, all amounts received up to that time and all amounts subsequently received will be deposited in one or more of our accounts and will be immediately available to us to spend, at our discretion. We anticipate offering proceeds will come in gradually. This could significantly restrict our ability to fund large expenses over short time periods, thus slowing down our development activities. Further, we do not anticipate having a Web site capable of generating any revenues until late in 2001, perhaps later. Recruiting key management positions, establishing our buying group, completing our Web site development, and developing distribution and fulfillment systems will all likely entail significant costs. We may reach the minimum offering amount, have those proceeds released to us, and then fail to obtain significant additional offering proceeds to enable us to continue funding development activities. While we believe proceeds from the offering and cash flow from operations will be adequate to meet our cash requirements for the next 12 months, if offering proceeds come in too slowly, we may not be able to meet those short-term requirements. This would have a severe adverse effect on our ability to continue operations. Further, if only the minimum amount of $500,000 to $1,225,000 is raised, we will be required to seek additional funding and it may be necessary to sell our business.


                  We need to raise offering proceeds substantially in excess of the minimum amounts to be able to fully develop our business plan and fund operations beyond the next 12 months.

                  In June 2000, we completed a private offering of our Class A common stock and preferred stock, also in the form of units, during which we raised $1.0 million. These proceeds are being used as our "seed capital" to fund our initial efforts in organizing the company, developing our Web site, infrastructure and strategic relationships, building our management and operations teams, and raising additional capital. We anticipate that the proceeds of that private offering will only be sufficient to provide general working and developmental capital needs on a very limited basis and for a very brief period of time in the future. We do not anticipate being able to generate sufficient operating cash flow to fully fund our developmental and working capital needs if we do not raise significantly more than the minimum offering amount. We believe the minimum offering amount should allow us, however, to operate on a substantially scaled-back basis and generate revenues sufficient to cover operating expenses. Accordingly, this offering must raise significant proceeds in excess of the minimum offering amount to enable us to fully implement our initial business strategies and to meet working capital needs. Failure to raise significantly more than the minimum offering amount will severely restrict our ability to develop our business plan and limit our alternatives in doing so.

                  We may need to look to alternative sources for additional financing if this offering is not substantially successful.

                  We believe we will require approximately $10 million in order to carry out these plans to a minimal level without the need for additional funding. At that level of funding, we believe we will be able to meet our capital expenditure requirements for the next 2 to 3 years, depending economic and market conditions, operating performance and other factors. Also, while we have no current plans, other than with respect to the buying group, to acquire or enter into any similar transaction with any other entities, if a strategically attractive acquisition, joint venture or other transaction becomes available, we may explore and perhaps consummate the acquisition of such other entity. Lack of adequate funding could greatly restrict our ability to enter into such a transaction. Lack of adequate funding would also likely require us to substantially limit our ability to expand our Web site capabilities and our products and services (both for consumers and veterinarians). Our ability to implement our business strategies and grow our business will be substantially dependent upon the success of this offering. Accordingly, if we do not raise at least $10 million in this offering, we may be required to seek alternative sources of equity funding to ensure sufficient capital to continue implementation of our business plan and conduct operations. This would likely result in further substantial dilution to you and our other investors and impair our ability to provide you with any returns on your investment. Even at such costs, we cannot guarantee that such financing, when and if required, will be made available on commercially reasonable terms.

         THERE IS NO MARKET FOR ANY OF OUR SECURITIES AND YOU WILL BE UNABLE TO READILY TRANSFER OR DISPOSE OF THE SECURITIES FOR THE FORESEEABLE FUTURE.


         The transferability of the units, and the underlying common stock and preferred stock, is severely limited. No public market exists for any of our securities, including the units, the common stock and preferred stock comprising the units. We do not anticipate registering the units, the common stock or the preferred stock being sold in this offering with any national securities exchange, the Nasdaq Stock Market, or any other trading medium in connection with this offering. Our articles of incorporation restrict the ownership of preferred stock to veterinarians. Therefore, the resale of the preferred stock is likewise restricted. There is no similar restrictive provision pertaining to the Class A common stock. It is likely that no trading market will develop for any of our securities for a substantial period of time following this offering, if at all. Our business plan contemplates that ultimately an underwritten public offering of our common stock may be undertaken and that a public trading market for the common stock may be established. However, we cannot guarantee that such an underwritten offering will ever occur or, if it occurs, that it will be on a "firm commitment" basis, that it will be successful, or that an active market for our stock will be established in connection therewith. Accordingly, you should consider your investment in the company as illiquid and you should be prepared to hold the investment indefinitely or suffer a complete loss of the investment.


         IF MANAGEMENT DOES NOT SUCCESSFULLY USE THE PROCEEDS FROM THE OFFERING OUR BUSINESS PLAN MAY NOT BE PROPERLY IMPLEMENTED AND OUR BUSINESS COULD FAIL.

         Our development activities are in a relatively early stage. We continue to work on the design and engineering development for our Web site, the growth and enhancement of our veterinarian buying group, other technology infrastructure, obtaining qualified executive, operations and technical personnel, developing plans for our fulfillment and distribution system, and developing strategic relationships. As this process continues, many elements of our business remain fluid and subject to change. The proposed allocation of the net proceeds of this offering is of necessity imprecise and simply represents our judgment as to how the business plan will ultimately develop and how areas of development are prioritized based on that plan.


         Our founders have not contributed any substantial capital in the form of personal funds and they do not anticipate investing any personal funds in the future in return for their equity interest, and they, therefore, do not and will not bear any personal economic capital risk in our business.

         During the time of our formation around January 2000, our founders, specifically, Mr. Eduardo Garcia, Mr. James Carlstedt, Mr. Neil Colby and Ms. Svetlana Colby, advanced the company an aggregate of approximately $50,000 to organize the Company and further develop our business plan. In June 2000, we issued 144,000 shares of Class A common stock at $5.20 per share (as adjusted for our 1.0-for-5.0 reverse stock split in January 2001) to private investors pursuant to Section 4(2) of the Securities Act of 1933. Approximately $50,000 of the offering proceeds was used to reimburse our founders for those advances. The founders do not anticipate making any capital contributions in the future. Further, as a result of the anti-dilution provision contained in our Articles of Incorporation, we expect to issue, in connection with the offering, up to 1,866,690 shares of Class B common stock to our founders, depending on the number of Units sold in this offering, for no additional consideration. Accordingly, the founders will maintain a 25% equity interest in the Company without having contributed any personal funds to our capital.


         OUR FOUNDERS WILL RECEIVE, AT NO COST TO THEM AND AS A RESULT OF THIS OFFERING, ADDITIONAL CLASS B STOCK, RESULTING IN FURTHER DILUTION IN YOUR INVESTMENT.

         Our articles of incorporation provide that holders of the Class B common stock, as a class, are entitled to a 25% equity interest in our company, and the holders of the Class A common stock and preferred stock are entitled, collectively, to a 75% equity interest in our company. Our articles of incorporation further provide that we and our shareholders will take such measures from time to time as are necessary or appropriate to maintain these relative ownership interests. As a result, we expect to issue from time to time, for no additional consideration, additional shares of Class B common stock to the holders of Class B common stock so that the number of outstanding shares of Class B common stock will equal 25% of all our outstanding capital stock. This means that anyone purchasing our Class A common stock and preferred stock in this offering will experience immediate dilution of 25% from the offering price per unit in terms of net tangible book value as a result of this anti-dilution provision. Our Articles of Incorporation also provide, however, that prior to conducting any underwritten public offering of our securities, the anti-dilution feature of the Class B common stock will be terminated. Any equity investment in us subsequent to this offering, but prior to an underwritten public offering, may dilute your percentage ownership, but not that of the holders of the Class B Stock (i.e., the founders). Any subsequent private or public offering of equity securities we may make also may add a class of common or preferred stock with rights similar or superior to the Class A common stock and/or the preferred stock being issued under this offering.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "could," "would," "will," "should," "expect," "seek," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS


         Assuming all units being offered are sold, our gross proceeds from the sale of the units we are offering hereby are estimated to be $35 million, based on the initial offering price of $1,000 per unit, but before deducting the expenses of the offering, which we estimate will range from approximately $245,000 to $550,000, depending on the amounts raised and length of the offering. Expenses of the offering include fees and expenses for legal, accounting, and printing services, as well as federal and state filing fees, transfer agent fees, expenses incurred by us in marketing the offering, and certain other miscellaneous costs. Some proceeds of the offering will be used in the future to pay salaries, but no proceeds will be used to pay any accrued but unpaid salaries.


         The principal purposes for this offering and the primary use of proceeds from the offering are to fund the following:

         - continuing development of our Web site and other technology infrastructure;

         - continuing development and enhancement of our veterinary buying group membership and infrastructure;

         -        developing informational content;

         - developing our veterinary and consumer product and service lines;

         -        developing our fulfillment and distribution systems;

         -        conducting marketing and brand building efforts;

         - obtaining qualified executive, operations and technical personnel;

         -        developing strategic relationships; and

         - providing working capital and funding for initial operating losses.

         [**1]    We have not yet fully developed an expectation of our expenses and thus can only estimate the amounts to be used for each specific category of expenses. The table below provides an estimate of our use of proceeds at four different levels of funding.

                                OFFERING PROCEEDS

                      $500,000   %    $2,000,000   %     $5,000,000   %    $10,000,000    %   $20,000,000     %   $35,000,000   %
USE OF PROCEEDS

OFFERING EXPENSES    $245,000  49.0  $  275,000  13.7     300,000   6.0   $   350,000   3.5  $   450,000    2.3  $   550,000   1.6
NET PROCEEDS AFTER
  OFFERING EXPENSES   255,000  51.0   1,725,000  86.3   4,700,000  94.0     9,650,000  96.5   19,550,000   97.7   34,450,000  98.4

SALES AND MARKETING    25,000   5.0     100,000   5.0     450,000   9.0       585,000   5.9    1,147,987    5.7    1,935,267   5.5
GENERAL AND
ADMINISTRATIVE
  EXPENSES            230,000  46.0     444,500  22.2   1,069,000  21.4     1,508,010  15.1    2,959,275   14.8    4,988,721  14.3
INVENTORY                   0   0.0     625,000  31.3   1,050,000  21.0     4,625,400  46.2    4,886,674   24.4    6,982,747  20.0
CAPITAL COSTS               0   0.0     250,000  12.5     975,000  19.5     1,423,200  14.2    2,496,339   12.5    2,576,246   7.4
INTELLECTUAL
  PROPERTY                  0   0.0     305,500  15.3     950,000  19.0     1,067,400  10.7    1,807,693    9.0    1,865,557   5.3
WORKING CAPITAL             0   0.0           0   0.0     206,000   4.1       440,990   4.4    6,252,032   31.3   16,101,462  46.0

TOTALS               $500,000   100% $2,000,000   100% $5,000,000   100%  $10,000,000   100% $20,000,000    100% $35,000,000   100%

         The items making up our general and administrative expenses includes payroll, office rental, equipment rental, office expenses such as supplies, printing and postage, phone and utilities, insurance, travel expenses, and professional fees. Current annual payroll is $175,000. However, depending on the amounts raised in the offering, we anticipate annual payroll could rise during the next 12 month period by approximately 200%.


         The amounts and timing of expenditures will vary depending on a number of factors, including the timing and amount of offering proceeds received, the amount of cash generated by our operations, competitive and technological developments, and the rate of growth, if any, of our business. We believe it will required offering proceeds of approximately $10 million to fully develop and implement our core business strategy and plan. We believe, however, that if necessary, cash flow from operations, along with the net proceeds of this offering, will be sufficient to meet our cash requirements over the next twelve months. But if proceeds from the offering reach only $500,000 to $1,500,000, plans for operations and expenses will have to be significantly curtailed, and we will focus on finding one or more suitable strategic partners to help us attempt to reach some of our business goals.


         With respect to specific applications for capital assets, we expect significant amounts to be expended on warehouse and distribution facilities and equipment, and technology-related assets including computer hardware and software. As to intellectual property, we expect to invest extensively in the acquisition and creation of copyrighted materials for a number of purposes, including our pet care and information library, streaming video materials to be utilized for pet care programs, staff training programs and other purposes, and staff training, telemedicine and other programming and related materials. We also anticipate acquiring and creating proprietary computer software and related materials relating to a number of areas of our operation, including web site design, telemedicine programs, database development and practice management programs.

         Our business plan provides for significant working capital, and discretion in the application of that working capital, as the amount of the offering proceeds exceeds $10 million. As offering proceeds reach and exceed $10 million, our business plan contemplates acquiring and capitalizing the expansion of our own distribution and fulfillment facility for the veterinary buying group operations and online pet products store. Based on our then-current thinking, recommendations from our veterinary advisory board, economic and market conditions, and other factors, additional working capital funds may also be used to acquire an established and respected veterinarian Web site specializing in advanced veterinary clinical issues and/or telemedicine, and also to develop or acquire sophisticated veterinary practice management software for use in veterinary clinics and hospitals. There are no current specific plans, arrangements or agreements with regard to any potential acquisitions. We may also explore business opportunities, through development or acquisition, relating to veterinary pharmaceuticals, pet product sales and manufacturing, and veterinary clinic sales, as well as other veterinary-related business opportunities in the international markets.

         Pending such uses, we will invest the net proceeds in short-term, investment grade, interest-bearing securities. Also, depending on the proceeds raised by the offering, we may seek additional funding in the form of equity or debt. If we do obtain any debt financing, some proceeds from this offering may be used on an ongoing basis to cover interest expenses associated with the debt.




                                 DIVIDEND POLICY

         We have never paid any cash dividends on our common stock or preferred stock. We anticipate that in the future our earnings, if any, will be retained for use in our business or for other corporate purposes, and it is not anticipated that cash dividends in respect of any common stock or preferred stock will be paid in the foreseeable future. If our board of directors declares a cash dividend, the holders of preferred stock are entitled to receive, before payment of any cash dividend on any other shares of our capital stock, non-cumulative dividends in an amount equal to $0.625 per share of preferred stock.

                        DETERMINATION OF OFFERING PRICE

         The offering price of $1,000 per unit (and the corresponding offering price of the common stock ($6.25 per share) and preferred stock ($6.25 per share)) in this offering has been determined arbitrarily by us. The offering price was determined without reference to any trading market or the price of any securities of a comparable publicly traded or privately held company and does not have any relationship to our assets, book value or potential earnings, or to any other customary business valuation or investment criteria. We have not and do not intend to engage outside consultants, appraisers or investment bankers to render an opinion as to the fairness of the offering price. You should not consider the offering price for the units to be reflective of their fair market value or value at which they could be resold by the investor to a third party. Among the factors we took into account in determining the offering price were the total number of units intended to be issued, the price of units in our prior private offering, and the total amount of capital intended to be raised from the offering.

                                 CAPITALIZATION

         The following table shows our capitalization as of December 31, 2000, as adjusted. Because of the nature of the redemption feature of the redeemable preferred stock, the preferred stock is treated for accounting purposes as a liability rather than equity of the company and, therefore, is not reflected in the table. The adjustments give effect to the sale of the minimum number of 500 units (60,000 shares of Class A common stock at $6.25 per share) and to the 1.0-for-5.0 reverse stock split implemented by us in January 2001. The table should be read in conjunction with our financial statements and related notes, and other financial data included elsewhere in this prospectus.

                                                                                                    December 31, 2000
                                                                                               ----------------------------
                                                                                                               As adjusted
                                                                                                 Actual       for offering
                                                                                               ---------     --------------
Stockholders' Equity (as adjusted for reverse stock split)

Common Stock

  Class A, $0.005 par value, 5,000,000 authorized; 144,060 shares issued and outstanding on an actual basis; 204,060 shares issued and
     outstanding on an adjusted .........................................................            720             1,020
     basis

  Class B, $0.0005 par value, 5,000,000 authorized; 61,330 shares issued and ............             31                44
     outstanding on an actual basis; 88,020 shares issued and outstanding on an adjusted
     basis

Additional paid-in capital ..............................................................        749,281         1,123,968

Accumulated deficit .....................................................................       (358,698)         (358,698)
                                                                                               ---------       -----------

     Total shareholders' equity (total capitalization) ..................................      $ 391,334       $   766,334
                                                                                               =========       ===========

                                    DILUTION

         The following discussion and tables treat the Class A and Class B Common Stock as a single class and treats the redeemable preferred stock as a liability. It also gives effect to a 1.0-for-5.0 reverse stock split relating to each class of our capital stock as of January 23, 2001.

         Our net tangible book value as of December 31, 2000, was approximately $391,334 or $1.91 per share of common stock (both classes). Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of 60,000 shares of Class A common stock being offered at an assumed initial public offering price of $6.25 per share (based on the minimum offering amount of 500 units at $1,000 per unit, treating the redeemable preferred stock being sold at $6.25 per share as a liability), but before deducting the estimated offering expenses payable by us, our net tangible book value as of December 31, 2000, would have been approximately $766,334 or $2.62 per share of common stock. This represents an immediate increase in net tangible book value of $.72 per share attributable to new investors and an immediate dilution of $3.63 per share (or 58%) to new investors. The following table illustrates this per share dilution:

Initial Public offering price per share........................................................                           $6.25
     Net tangible book value per share as of December 31, 2000
        (on a post-reverse stock split basis)..................................................          $1.91
     Increase per share attributable to new investors..........................................          $ .72
     Adjusted net tangible book value per share after this offering............................                           $2.62
Dilution per share to new investors............................................................                           $3.63
  Percentage dilution to new investors.........................................................                              58%

         The following table summarizes, on an adjusted basis after giving effect to (i) the offering at an initial public offering price of $6.25 per share, (ii) the sale of the minimum offering amount, and (iii) a 1.0-for-5.0 reverse stock split in January 2001, as of December 31, 2000, the differences between the existing shareholders and new investors with respect to the number of shares of common stock and redeemable preferred stock purchased from us, the total consideration paid to us, and the average price per share paid.

                                                    Shares Purchased         Total Consideration      Average
                                                 ----------------------   ------------------------   Price Per
                                                  Number    Percent (%)     Amount     Percent (%)     Share
                                                 -------    -----------   ----------   -----------   ---------
Existing shareholders
     Class A common stock                        144,060       40.9         $750,001       50.0        $5.20
     Class B common stock                         61,330       17.4               31         -0-          -0-
     Preferred stock                              40,000       11.4          250,000       16.7         6.25

New investors
     Class A common stock                         60,000       17.0          375,000       25.0         6.25
     Preferred stock                              20,000        5.7          125,000        8.3         6.25

Additional shares of Class B common
    stock under anti-dilution provisions          26,690        7.6               44         -0-          -0-
                                                 -------      -----       ----------      -----        -----
Total                                            352,057      100.0%      $1,500,076      100.0%
                                                 =======      =====       ==========      =====

                                PLAN OF OPERATION

         As previously discussed, depending on the timing and amount of proceeds received in this offering, we believe that the minimum offering amount combined with cash flow from operations will be sufficient for us to meet our cash requirements for the next 12 months, assuming that development activities are not expanded from currently levels. If only the minimum offering proceeds are obtained, we will have to restrict our activities to Web design and hosting services, buying group services and minimal online pet product retail sales (directly through manufacturers and distributors). The rate of expenditures, however, will be affected to a large degree by how quickly subscriptions and offering proceeds are received. For example, if the rate of unit sales is relatively high early in the offering period, we may elect to initiate or expand some of our online capabilities and facilities development more quickly than if early unit sales are not as high.

         During the period from the date of this prospectus until the end of 2001, we plan to concentrate our efforts in a number of areas. We have entered into a strategic relationship with a third-party buying group that has enabled us to begin making buying group services available to our veterinarian shareholders. We believe the structure of this relationship allows us to expand and enhance this service in the future. We are unsure when such activities will result in significant revenues to us, but we do anticipate some minimal revenues in the third or fourth quarter of 2001. In February 2001, we began making our Web design and hosting services available through our Web site. With respect to all other services, including staff training, and our Web store, development and implementation is currently ongoing.

         Whether or not we undertake significant leasing or purchasing of equipment and warehouse space and significant hiring over the next 12 months will depend in large part on the success of this offering in terms of the amount of proceeds raised and the time period over which it is raised. If only the minimum offering proceeds are received, we will engage in little, if any, new hiring or warehouse spending. Proceeds would be used for a very basic level of operation designed to generate very modest revenues. For example, purchasing, warehousing, fulfillment, distribution and billing functions for the online consumer pet store and the buying group services would be handled by third-party strategic partners or independent contractors. Ongoing equipment and software upgrading would occur only at minimal levels. Concurrently, we would seek strategic relationships with companies that would assist us in meeting limited business goals, including potential purchasers for our business. However, at an offering proceeds level of $10 million or more, expenditures for equipment upgrading, software development, fulfillment and distribution systems, and sales and marketing, will be significant. Estimates regarding spending levels are disclosed under the Use of Proceeds section appearing previously in this Prospectus.

         We anticipate that the specific areas of our business will become operational in stages, with the level of operation in each area increasing over time. Our objective is to have all aspects of our operations operational at some level by the end of 2001. Our current development timeline for bringing our services into full operation is shown below. However, this timeline represents only our best estimate of how our operational development will proceed and is constantly subject to revision. A number of factors, including the success of this offering, could cause our estimates to be wrong and we cannot guarantee that the following time line will be accurate, either with respect to the order of development or estimated dates of completion.

    BUSINESS OPERATIONS DEVELOPMENT                                          ESTIMATED COMPLETION DATE
    ---------------------------------------------------------------       -------------------------------
    Complete initial capabilities to begin providing Web design and         Completed; currently offering
    hosting services

    Begin offering consumer informational and educational content                     June 2001

    Begin offering buying group services to our veterinarian                     Currently offering
    shareholders

    Begin offering staff training and online educational services                Fourth quarter 2001

    Online pet store open for business                                           Second quarter 2002

         As discussed elsewhere in this prospectus, even if higher levels of offering proceeds are achieved, we may also seek strategic partners, whether through joint ventures, contracts or acquisitions, that will help us to meet our business goals. We have established a set of criteria in evaluating potential acquisitions and other strategic transactions:

         - Is there adequate return on investment or potential profitability?
         - Is there potential for adding value to our shareholders and customers?
         - Does it address clinical concerns of our veterinary shareholder?
         - Is it consistent with our corporate mission guideline, which is doing things that are positive for veterinarians, the veterinary profession, pets and pet owners, and the company and its shareholders?

                           DESCRIPTION OF THE BUSINESS

OUR COMPANY HISTORY, PURPOSES AND OBJECTIVES


         PetsVetsandYou, Inc. is a development stage company organized by our founders, Eddie Garcia, D.V.M., James J. Carlstedt, Lana Colby, and Neil Colby. We incorporated as a Florida corporation on January 5, 2000. We amended our Articles of Incorporation on January 25, 2000 in anticipation of our initial private offering to modify our capital structure to include two classes of common stock and one class of preferred stock. We plan to offer goods and services to two distinct but highly interrelated constituencies--veterinarians and pet owners. Our objective is to provide veterinarians with professional and practice-related services, initially consisting of a veterinary supplies buying group, Web site design and hosting, and staff training, and to offer pet owners a comprehensive pet supply Web store and companion catalog, as well as timely and relevant pet care information and educational content on our Web site.


         Initially, we will be owned almost exclusively by veterinarians and will market our veterinary services and consumer-focused pet-oriented products and services in a variety of ways utilizing our veterinarian shareholders, including direct referrals by veterinarians, both to other veterinarians and to their pet owner clients, the distribution of in-office brochures by veterinarians from their practice locations to their pet owner clients and direct-mail distribution of our pet products mail-order catalog. We believe our veterinary ownership model represents powerful marketing potential for us, both as to veterinarians and consumers. We anticipate the veterinary community will respond favorably to a company providing veterinary services in which veterinarians have an economic and professional stake. We believe that by utilizing the vast experience and knowledge base of our veterinarian shareholders, we can establish PetsVetsandYou, Inc. as an important resource for veterinary services and also for valuable clinical and other pertinent information for pet owners.


         We also believe that the trust pet owners place in their veterinarians will be highly influential in attracting these consumers to our Web site for information and to shop at our Web store, and that the content of the site will develop in those consumers a dependence on and loyalty to the site. We intend to seek endorsements by a national contingent of participating veterinarians (many of whom we hope will be our shareholders), and we expect that this will assist in legitimizing us and establishing the Web site's real value to adherents as truly comprehensive, dedicated both to the best clinical care, through the accurate dissemination of clinical and other information concerning their pets, and to providing a comprehensive, high-quality line of pet products. We believe this, in turn, will act to further broaden our appeal and audience, enabling us to potentially become a leading veterinary services provider and provider of pet products to consumers. It may also be appropriate at some time in the future to undertake national advertising designed to capture the largest market possible and supplement the in-office sales literature; however, we intend to initially build the Web site's customer base through the veterinarian-based grass roots marketing model.

     We believe the critical keys to our success are:

         - maintaining the input, active participation and support of our veterinarian shareholders;
         - effectively delivering relevant, high quality products and services to veterinarians and consumers;
         -        intensely managing the Web site and distribution functions;
                  and
         - establishing and successfully implementing cost controls and budget management.

VETERINARIAN OWNERSHIP--A CORE STRATEGY

         Other than our founders and a limited number of other individuals making substantial non-monetary contributions to our business, only veterinarians currently own our stock and only veterinarians will be eligible to subscribe for units in this offering. As discussed elsewhere in this prospectus, substantial veterinarian ownership represents the core element of our marketing and overall business strategy. We believe building the foundation of our business on veterinarian ownership and grass roots marketing initially will create valuable marketing and revenue generating opportunities in the short-and long-term and enable us to build our customer base, create veterinarian and consumer loyalty, and become profitable more quickly than other mass-marketing and advertising driven business models. We believe that once we have become profitable, our ownership can be expanded through an underwritten offering of our stock to the general public, with certain clinical controls and veterinarian input secured through our preferred stock, which only veterinarians are eligible to own. Prior to any such broad-based ownership initiative, we anticipate that, except for our founders, non-veterinarians will not own more than 10% of our equity.


PETSVETSANDYOU, INC. PRODUCTS AND SERVICES


         Our business will focus on providing products and services to two different but substantially interrelated business constituencies-- veterinarians and pet owners.

         - We plan to provide veterinarians with a selection of products and services either essential or highly desirable to veterinarians in their practices, including Web site design and hosting, staff training and education, a buying group through which they can purchase a full range of veterinary supplies, and eventually other features such as telemedicine services to enhance the clinical effectiveness of their practices.

         - We plan to provide pet owners and consumers a comprehensive online pet products store containing pet products and supplies, and a companion mail-order catalog, as well as informational and educational services through our Web site.

         PROVIDING DESIRED PROFESSIONAL AND PRACTICE RELATED SERVICES TO VETERINARIANS.

         Through our recently instituted buying group arrangement, we offer veterinarians the opportunity to participate in a buying group offering them a wide range of products and supplies for veterinary clinics and practices. The buying group will give veterinarians the opportunity to reduce their expenses for veterinary and other practice-related supplies and, we anticipate, provide us with a relatively steady revenue source.

         Through our Web site, we plan to also provide a number of services to veterinarians, initially including Web site design and hosting services and staff training service, with plans eventually include additional features such as telemedicine services. These are all areas that we believe many veterinarians either need or want but for which, for various reasons, they have not found satisfactory alternatives. We believe we can provide these services to veterinarians in a way that will focus on their needs and meet or exceed their expectations. We also plan to provide the Web site design and hosting services to non-veterinary businesses as well.

         OUR WEB STORE (AND COMPANION CATALOG) AND CONSUMER INFORMATION AND EDUCATIONAL SERVICES.

         Part of our overall mission, and the primary goal of our Web store and consumer information and educational services, is to distinguish ourselves in the online and mail-order pet products industry through broad-based veterinarian ownership of our company and our emphasis on the relationship between the veterinarian and the pet and its owner. We believe these relationships--pet owners with veterinarians and veterinarians with our company--will act as a powerful marketing tool, guiding pet owners to our Web site for products and information, and converting online "browsers" to buying customers by making us a destination Web site for pet owners. We believe that this strategy of a broad-based ownership group of veterinarians will also allow us to provide unique approaches to all the core aspects of our Web site business, from product offerings, pet information and educational features, to practice-related services provided to veterinarians.

PROFESSIONAL AND PRACTICE RELATED VETERINARY SERVICES

         VETERINARIANS' CONCERNS AND THE NEED FOR VETERINARY PRACTICE SERVICES.

         Through informal discussions with individual veterinarians, practice consultants, and veterinarian groups, we have determined what we believe to be a number of concerns veterinarians have with respect to their individual practices, the direction of the practicing profession and the effect current economic and technology trends are having and may have in the future on their practices. Some of those concerns include: the sale by non-veterinarians of prescription products, particularly online sales; maintaining the privacy of client information in the Internet environment; the poor quality of animal care advice being provided over the Internet; staff training; the ability of veterinarians to better utilize technological opportunities to enhance their practice capabilities; and, increasing practice revenues.

         BUYING GROUP FOR VETERINARY PRODUCTS.

         We have entered into a strategic relationship with Veterinary Products, Inc., an Atlanta, Georgia-based veterinary buying group cooperative, under which our veterinary shareholders are able to become members of the Veterinary Products, Inc. buying group and be entitled to all the services it provides. This arrangement gives our shareholders the opportunity for immediate access to an existing procurement, order fulfillment and distribution system for veterinary products and related services. We anticipate that a substantial number of our clinic-owning shareholders will become members of the buying group and that the buying group will act as a large-scale discount distributor of a wide range of veterinary clinic/hospital products and supplies, including animal health products, prescription, non-prescription, and sundry items used by veterinarians in their practices, and disposable and durable clinical instruments and equipment. The arrangement gives our shareholders the opportunity to join the Veterinary Products, Inc. buying group without up-front costs and on other terms more favorable than would be otherwise available to them. We will derive revenues from this relationship primarily through receiving a percentage of the sales generated by purchases made by our veterinary shareholders through the buying group. Also, the terms of our revenue arrangement are enhanced if sales attributable to our shareholders reach certain levels. We believe the buying group will give our veterinarian shareholders the opportunity to reduce their practice expenses while at the same time enhancing our revenues.

         WEB DESIGN AND HOSTING SERVICES.

         A large number of companies and organizations provide Web design and hosting services, some providing very broad-based services to businesses of all types, and others providing such services to one or a few select types of businesses. In many cases, these vendors have no focus, experience or special knowledge relating to veterinarian sites, physician sites or sites for other clinical or professional service providers. Some vendors, however, do specialize in sites for clinical and professional service providers, including veterinarians. Our service will not be dedicated solely to veterinarians--we intend to offer our services to small- and medium-sized businesses of all kinds, as well as veterinarians; however, we anticipate our primary market will be veterinarians, giving us the ability to focus on their special needs and to refine design ideas and approaches both on a general and customization basis.

         We intend to offer three main Web site services:

         - Web design and hosting--for veterinarians, other professional services, and small- and medium-sized businesses;
         - template-based Web site design--for veterinary offices through the use of our specially designed proprietary template software; and
         - customized Web site design--offering clients specialized Web site design services, developing unique Web sites from simple designs to more complex and elaborate sites.

         We believe our primary competition will come from the smaller hosting firms and free sites. Companies such as Myvetonline.com and Vetcentric.com are offering free Web sites. These companies, however, are using banner advertising and links to direct the veterinarians' clients to purchase products and view services offered by non-veterinarian owned companies. We believe these types of client links can have adverse long-term effects for veterinarians, including, but not limited to, lost future business, especially as Internet based services increase in the future. Furthermore, some of these providers do not allow individual domain name registration, thereby precluding the veterinarian from establishing individualized brand recognition and customer loyalty online.

         The state-of-the-art facilities developed by many Web hosting and data center firms, such as UUNet, Qwest Communications, Digex and Genuity, provide quality network connectivity and computing services without significant capital outlays for necessary networking, data storage and processing equipment. Providing our Web hosting services by using one of these data center firms in conjunction with our template-based design and customized Web site design services gives us a number of valuable features and economies, including the following:

         - reliability, through the use of redundant systems, disaster recovery and business resumption planning;

         - manageability, through continuous monitoring and network control to provide a secure and reliable system, as well as the ability to update and manage the content of the site on a 24/7 basis through the use of the template software;

         - scalability, allowing for rapid growth of the web design and hosting services offered by us, as well as supporting rapid expansion and change of the hosted sites; and

         - security, through an infrastructure with physical security to control access to the data center, as well as network and computing security measures such as firewall and intrusion detection to protect the Web sites.

         By outsourcing the networking connectivity and computing infrastructure needs associated with our hosting services, we can focus on the design, implementation and marketing aspects of our Web site services and be confident that the site is being properly managed and secure.

         Two of the traditional barriers to veterinarians having their own Web sites have been cost and up-front time requirements. Up-front Web site design and hosting fees can range from $1,000 up to $20,000 or more, with monthly maintenance fees ranging from approximately $20 to $65. We intend to provide template-based Web design services to veterinarians with no design fee, and hosting services with a monthly fee competitive in the Web hosting industry. Our design and hosting software has been beta tested using members of our Veterinary Advisory Board and others to provide us with insight into the navigational and substantive features needed and desired by veterinarians. We believe our veterinarian customers will find the design features available for constructing and modifying their sites concise and easy to use, streamlining the process for veterinarians who want to promote their practice online.

         Also, we believe, based on our discussions with individual veterinarians, veterinarian groups and practice consultants, that many veterinarians question not only the economics but the effectiveness of establishing their own Web site. At the same time, they are finding, more and more, that their clients want the flexibility of communicating with their veterinarian when it is convenient for them or when immediate concerns arise about their pet during non-office hours. Our hosting services will give veterinarians greater ability to communicate with and provide information to their clients, which we believe will enhance the doctor-client relationship.

         Our Web design and hosting services will give veterinarians the ability to have their own domain names, allowing them to "brand" and build name awareness for their practices. They will have personalized Web sites hosted by us and with a direct link to the PetsVetsandYou Web site, allowing visitors to move easily back and forth between our site the veterinarian's individual site. This will give the veterinarian's Web site visitors information from their local veterinarian and immediate access to additional information, education and product resources available on our main Web site. We believe veterinarians will find our Web design and hosting service superior and desirable overall to other services, in part because of the "foundation" our Web site will provide the veterinarians' individual sites and the ability visitors will have to move relatively seamlessly from their local veterinarian's site to our site and vice versa. We will also strive to continuously develop software to integrate features into the Web sites to enhance the veterinarians' practice management capabilities.

         Our preliminary veterinary Web site design plan includes many built-in options and links including:

         -        office and staff profiles;
         -        bold and creative layouts through our template software;
         -        online appointment requests/setting;
         -        a pet photo gallery;
         - links to our lost and found pet bulletin board and pet adoption bulletin board;
         - links to our Web store for online retail shopping for pet products; and
         -        links to our Pet Care Library.

         STAFF TRAINING.

         Like many small- and medium-sized professional offices, veterinarians must rely on their non-professional staff to handle a number of important administrative functions--everything from answering telephones, greeting clients, scheduling appointments, and handling deliveries to selling pet supplies to clients, bookkeeping functions, inventory control and ordering supplies. As with other professional offices and many other businesses in general, turnover is relatively high in these administrative positions and finding competent, qualified and responsible individuals to fill them is sometimes very difficult. As a result, veterinary offices are often forced to hire persons for these positions who may lack training, experience, or both, in even the basic elements necessary to satisfactorily perform office administrative functions. Consequently, veterinarians and/or members of their staff are forced to train new administrative personnel in even the most basic skills, requiring them to spend valuable time away from the practice of veterinary medicine. Also, the methods of training are typically inefficient. In many cases veterinarians simply do not have the time to undertake such training, an outcome that carries its own costs. We believe, based on our discussions with individual veterinarians, veterinarian groups and veterinary practice management consultants, that veterinarians need, want and would be highly receptive to a service that would relieve them to a large degree of the need to use their own valuable time and energy, and that of their more senior administrative and medical personnel, to provide basic veterinary office administration skills to new administrative staff persons.

         Through our online staff training and education service, we plan to provide this training to veterinary staff in a progressive format that will enable the trainees to be productive in their new jobs while undergoing training, either in the office or at home, and allowing the veterinarians to focus on delivering veterinary services to his or her clients. Our staff training software, currently in development, will enable us to provide training that includes structured lessons, instructional materials and self-assessment tools. After a trainee completes a lesson, a self-assessment tool will be administered to evaluate the staff member's understanding of the topic presented. Credit will only be given after a thorough understanding of the lesson has been demonstrated. Veterinarians will be able to view the level each staff member has achieved and the dates and times each section was completed.

         We plan for our training programs to eventually cover a number of areas including the following:

         -        customer-service skills;

         -        telephone etiquette;
         -        general office administration;
         -        practice management;
         -        nursing;
         -        lab-related and other technical skills;
         -        equipment orientation;
         -        basic pet handling;
         -        behavioral pet training;
         -        basic kennel operations; and
         -        OSHA compliance.

CONSUMER AND PET ORIENTED PRODUCTS AND SERVICES

         THE RETAIL PET PRODUCTS MARKET.

         The pet products industry is a large and growing market characterized by a loyal and emotion-driven customer base whose needs we believe are not adequately satisfied by traditional retail stores, mail-order providers, or the current offering of online stores. According to the Pet Industry Joint Advisory Council, U.S. consumer spending on pet products and services grew at an annual rate of approximately 9% per year between 1993 and 1997, totaling approximately $23 billion in 1997. Pets have become an increasingly important part of U.S. households, numbering over 235 million at the end of 1998, based on a survey conducted by Sloan Trends & Solutions, Inc. Today, more than 60% of U.S. households own a pet, and 40% of those households own more than one, according to a recent American Pet Products Manufacturers Association study. In addition, according to Sloan Trends & Solutions, Inc., U.S. households spent on average $350 on their pets in 1998.

         Growth cycles in the pet industry have varied at different times and are often based on life style trends and economic conditions. The trend today is for more expensive pets (along with enhanced purchases of high-end products and services), but also toward fewer animals needing less intensive care, given the tendency toward more working hours and households where both adults work. Internet growth tracks these same trends. Since purchases can be made for pet food and supplies without having to leave the home, coupled with the widespread nature of Internet awareness, families pressed for time due to job constraints or who live in remote locales are utilizing this resource in far greater numbers each year. The sustained growth of the Internet, due to its dynamic nature, ingenuity and convenience, continues to give rise to growth rates exceeding any other pet industry outlet preceding its advent.

         Pet owners generally exhibit strong emotional connections to their animals. For example, according to Sloan Trends & Solutions, Inc., over 80% of pet owners consider their pets to be members of the family and 67% buy their pets holiday gifts. In addition, over 80% of pet owners surveyed by the American Animal Hospital Association stated that in an emergency they would likely risk their live for their pet. Because of this strong human-animal bond, we believe pet owners, like parents, represent an attractive base of consumers who seek a wide variety of products and information for their pets which promote their pets' health, well being and happiness.

         Traditional "bricks and mortar" stores have served as the pet product retailers in the United States and account for approximately 85% of sales in the market, according to a Find/SVP Market Research Report from November 1999. These include superstore retailers such as Petco Animal Supplies, Inc. and PetsMart, Inc., grocery store retailers such as Kroger Company and Safeway, Inc., mass market retailers such as Wal-Mart Stores, Inc. and Kmart Corporation, warehouse stores such Costco and Sam's Club, and smaller, independent specialty pet products stores. However, according to the same report, although the Internet comprises only about 9% of pet product and food sales, it is the most rapidly expanding segment of the market, estimated to be growing at 15% per year.

         While in the aggregate the non-Internet based channels provide consumers with a wide selection of pet related products, we believe the traditional store-based retailers for pet products have a number of limitations, which are also shared, to some degree, by mail order suppliers:

         - Lack of One-Stop Shopping. The pet products retail market is fragmented, generally requiring consumers to shop at multiple outlets to find everything they need for their pets. For example, superstore retailers, grocery stores and mass market retailers tend to carry a deep selection of well known brand name pet products from leading vendors, but have fewer specialty products. Specialty pet stores instead tend to carry a broader selection of specialty products from smaller vendors, but usually have a limited selection of the more well-known brand name products. On a combined basis, specialty pet stores control the largest percentage of sales in the U.S. pet product retail market, having 20% of U.S. sales based on data published by the Pet Industry Joint Advisory Council in 1998. This lack of one-stop shopping also applies to other online retailers who have chosen to model after the traditional retail channel in terms of selection and are offering a subset of a superstore product mix.

         - Limited Geographic Coverage. The few pet retailers who do tend to offer a broader selection of products usually operate on a regional basis or only in metropolitan areas. This leaves a significant percentage of the U.S. population without easy access to the full array of the products they need for their pets. Opening additional stores would require substantial investments in real estate and inventory, as well as in trained personnel, for these chain stores. The high cost of opening and maintaining additional stores further limits the ability of retailers to serve geographic areas that are not densely populated.

         - Inconvenience of Store Design and Layout. We believe consumers value the opportunity to select items from a broad range of pet products that best fit their needs. However, the constraints of retail shelf space and store layouts limit traditional retailers' ability to meet many customers' needs, often dictating a limited product selection that appeals to the broadest number of consumers. Products are typically displayed by brand, category or packaging to maximize stocking efficiencies, especially for bulk products such as dog food, and to promote fast selling products. Further, because of large investments in inventory required to keep stores fully stocked, traditional pet retailers often have limited flexibility to adapt their merchandising strategies to meet changing consumer demand.

         - Limited, Inconsistent Information. Consumers buying pet products often seek information and expert advice to assist them in making purchase decisions. However, many traditional store-based retailers do not provide consumers with easy access to useful product information or readily available on-site experts who can provide assistance. In addition, even where on-site support is available, the quality of information and expertise may be inconsistent due to the challenges of hiring, training and maintaining knowledgeable sales staff. This limits the level of customer service available to consumers.

         As a result of these factors, we believe that consumers often find the pet product shopping experience to be both inconvenient and unpleasant. Shopping for pet products in retail stores can involve making trips to multiple stores, extended searching for desired products, waiting in line to make a purchase and carrying home heavy bags of pet food, litter or other bulk products.

         PRODUCTS AND CUSTOMER SERVICES.

         We will seek to cover a broad spectrum of the pet products market, but also be mindful of fundamental inventory control and marketing principles. We intend to cater to the full spectrum of pets, including dogs, cats, fish, birds, snakes and other reptiles, ferrets, guinea pigs and other small pets and, potentially, some large animals. We plan to have product selection monitored by our 15-member Veterinarian Advisory Board, which will periodically review our product selection, considering among other things their safety and effectiveness, to assist in maintaining the highest possible quality. We also intend to tightly integrate broad product selection in our Web store (and catalog) with highly relevant informational and educational content, providing consumers with the pet-related information they need to make informed purchasing decisions.

         We plan for our Web store to provide features and content typical in other online retail stores, such as:

         -        product descriptions;
         -        product photographs and other graphics;
         - site organization allowing consumers to shop by type of pet, type of product, individual products lines, and more;
         - recurring ordering feature to allow automatic purchase and delivery of items such as food, litter and other products; and the ability for consumers to "personalize" or "profile" their pets, including creating wish lists.

         Prescription products may also be a valuable product line we may decide to carry at some time in the future. However, we recognize that prescription products remain a valuable source of income for a great number of veterinary practices. Accordingly, we have made a determination to not offer initially prescription products on our Web site and not to offer such products without the approval of a majority of the holders of our preferred stock (i.e., veterinarian shareholders). This represents a substantial commitment on our part to our veterinarian shareholders. We do not view prescription products as critical to our initial success. We do believe, however, that offering such products may eventually be important for the growth and success of our Web store and we may reconsider the issue in the future.

         We anticipate our catalog will have a product range very similar to our Web store, along with features tying our products into some of Web site's informational and educational content.

         MERCHANDISING AND PRODUCT OFFERING.

                  Merchandising. We hope to use product category knowledge to source a broad assortment of products that encompasses the selection of a superstore, specialty store and grocery store, but also to reduce those items in our product mix that are clearly not relevant. We hope to leverage vendor relationships to buy direct and realize better pricing, rapidly bring new products to market, capitalize on promotional opportunities, and test new items on a national basis. We intend to offer a variety of premium and other well-known brands in the pet industry such as Science Diet, Iams, Pedigree, Eukanuba, and Purina. We also hope to eventually offer our own premium private label brand for certain high-volume products, supplies and accessories.

                  Product Offering. We plan to develop a product offering that will provide customers with a breadth and depth of selection across the most popular pet types and product categories, possibly including products such as the following: apparel, aquariums, aeration and bubbler equipment, beds and hammocks, behavior modification products, books and videos, bowls, breeding supplies, cages, calendars, carriers, catnip, chews and chew toys, cleaning and grooming equipment and products, clean-up products, collars, doors and barriers, feeders and waterers, flea and tick control products, food, furniture, grooming equipment, habitats and habitat maintenance products, harnesses, health care supplies (non-prescription), heaters, houses and accessories, I.D. tags and belts, leashes, litter boxes, scratching posts, toys, treats and training products.

         PRODUCT PRICING.

         We anticipate the number of products we initially offer may be only number in the hundreds or perhaps a few thousand, but that eventually that number may reach 10,000 or perhaps more. We believe we will be able to buy competitively from manufacturing sources and sell at competitive prices, while attaining and maintaining profitability. We expect that eventually our volume of business will enable us to purchase many products directly from manufacturers; however, we do not yet have any arrangements with suppliers or manufacturers. With a veterinarian shareholder base, we believe our strategic position in the marketplace will help to accommodate a pricing policy that will enable us to be competitive while retaining attractive margins. Since we will be processing transactions online, we do not anticipate any material accounts receivable from consumer Web store operations.

         FULFILLMENT AND DISTRIBUTION.

                  Sourcing. We intend to source our products from a variety of distributors, wholesalers and, eventually, manufacturers. We currently do not have any arrangements, formal or informal, with any manufacturers or suppliers; but we believe, based on preliminary discussions with various such parties, that we will have ready access to such arrangements.

                  Distribution. A successful launch of our Web site will create advantages for us but will also create significant challenges. One of the challenges and one of the keys to our success will be the implementation of an effective distribution operation. Failure in this aspect of customer satisfaction could seriously impair our reputation with our consumers and veterinarian shareholders. Repairing the damage from inadequate distribution operations could prove impossible. Therefore, we intend to have all requirements for a smooth transition to operational status in place before the first delivery is made. Preliminary studies and ultimate testing concerning the adequacy of space requirements, software systems, delivery methods, personnel needs, inventory controls, and buying practices, will take place prior to activating our sales program and Web store. We are committed to full and satisfactory testing of our distribution systems before commencing operations.

                  We are unsure at this time as to how distribution requirements will be handled. If a viable strategic relationship can be created with an entity having an existing and adequate distribution system and facilities in place, we may choose to enter into such a relationship rather than creating and acquiring our own system and facilities. If such a relationship cannot be formed, we will be required to continue with development plans, which will likely include the leasing of a large distribution/warehouse facility providing adequate space for immediate needs and for expansion and unanticipated business volume, creating delivery channels (such as U.S. Post Office, UPS, Fed Ex), and constructing order fulfillment and distribution operations.

         INFORMATIONAL AND EDUCATIONAL CONTENT.

         We plan to obtain our consumer-oriented information and educational materials from veterinarians, animal behavioral specialists and other pet experts and will not be confined to in-house staff. We intend for our content to provide relatively detailed material on a wide variety of topics of interest to pet owners to give them both general and specific information. However, the purpose of our informational content will be to educate pet owners in a general way on a wide range of topics that will help them care for their pets and promote the family veterinarian and regular veterinary examinations.

         We hope to have our veterinarian shareholders, as well as other contributors, provide the site with timely and relevant articles, commentary and advice on a broad range of subjects including health and nutrition, current clinical issues and events, animal behavior, and more. One goal is to provide visitors to our Web site search tools to find information from a wide range of professional and other resources and pet care resources, including veterinarians, animal hospitals and emergency care facilities, kennels and boarding facilities, and more. Additional features of the Web site will include sections for lost and found pets, pet adoptions, a children's section and other entertaining interactive sections.

         Our content will not be intended as a direct revenue generator but rather as a service to our customers and the clients of our veterinarians and as a means to build confidence, loyalty and a sense of community in our users, both pet owners and veterinarians. We believe that this will result in creating a solid consumer and veterinarian user base and repeat Web site use, leading to retail purchases.

MARKETING AND VETERINARIAN OWNERSHIP

         Our marketing strategy is centered on our veterinarian ownership. We are not aware of any veterinarian-owned pet-oriented commercial Web site of national scope. We believe that an effective marshaling of a large segment of this influential group of professionals through ownership and active participation is the basis for a consumer marketing strategy based on trust, quality and clinical excellence that will strongly challenge our competitors.

         We hope to build confidence with our veterinarian shareholders by giving them meaningful input into our management. We intend to achieve this through specifying seats on our board of directors to be elected solely by our preferred shareholders (all veterinarians), and by giving them clinical control and representational influence on corporate decision-making via committees on the Veterinarian Advisory Board. Furthermore, they will be given the tools and support to expand their own practices through individualized Web design and hosting services, staff training, buying group participation, and possibly other programs designed for their and the industry's ultimate benefit. We believe the emphasis on our relationship with our veterinarian shareholders will motivate them to enthusiastically promote and support our business, which is crucial to executing our marketing strategy.

         We also view every participating veterinarian's office as a potential sales outlet for our retail Web store. We plan to make sales literature outlining the features of our Web site, how it can be accessed and what advantages may be realized by logging on, available from the veterinarians to all clients who come to the clinics or veterinarians' offices. Letterhead, form invoices, newsletters and other materials will carry the PetVetsandYou logo and Web site address, reminding clients of our services and our connection with their veterinarian. While veterinarians certainly cannot be required to promote the site, we believe they will be motivated by ownership and commitment to our mission to do so.

         As previously described, prescription products initially will not be sold to consumers on the Web site because of the potential adverse effects this could have on our veterinarian shareholders. However, this service may be added if approved by a majority of the veterinarian preferred shareholders. Recently, sales of drugs and other prescription products on other pet-oriented Web sites have taken a portion of this business from clinics and individual practices. If this trend continues, we may ask our veterinarian shareholders for their vote to approve adding this service in order to partially counteract these effects.

         We may in the future promote our Web site through national television, radio and print advertising and through advertising on popular search engines, browsers and other potential sites capable of increasing "hits" or activity on our Web site. However, this is likely to occur only when the effects of our core marketing strategy are evident and our capital resources allow us to expand into that form of mass marketing. Also, new product and service lines, such as pet insurance, may be introduced when market studies demonstrate they will contribute to our profitability and our capital resources will allow such expansion.

         We do not anticipate hiring field sales personnel in the foreseeable future. Instead, we will rely on sales through the maintenance of veterinarian shareholder support by having home office personnel continuously communicate with them. All forms of communication will be utilized, including phone, e-mail, fax, memos, letters and mass mailings covering important events. Sales literature, selective advertising, Internet affiliations and policies designed to assure a high degree of veterinarian and customer satisfaction are some of the other key elements making up our sales strategy.

TECHNOLOGY AND NETWORK OPERATIONS

         We are currently designing, and plan to implement, an array of services and systems for site management, searching, user interaction, transaction processing, and fulfillment. It is critical that we meet or exceed users' and veterinarians' expectations when using these services in order to be successful. We believe the scalability, reliability, manageability and performance of our Web site and of the Web sites we host will have a significant impact on the users' and veterinarians' experiences.

         In order to address these needs, we expect to take advantage of state-of-the art network and hosting facilities operated by an outside firm specializing in this business. We will do this by locating our Internet server and related computing, storage and network equipment for our Web sites in facilities owned and operated by such an outside firm. These state-of-the-art facilities, referred to as data centers, meet these needs in a number of ways:

         - Reliability: The facilities are built to withstand the most challenging circumstances with fully redundant systems for such critical items as power and network connectivity, as well as fire suppression systems designed for the computing environment. In addition, we expect to our Web site to take advantage of locally and globally distributed computing environments supported by such a hosting facility in order to reduce the likelihood that a network, computing, storage or software component failure will result in the Web site being unavailable.

         - Manageability: The data center staff monitors and controls network operations 24/7 to prevent problems. In the event that a problem does occur, trained and experienced staff are on hand to troubleshoot and isolate problems, and to restore service, ensuring secure and reliable hosting.

         - Scalability: Their data centers are designed to meet the needs of a rapidly growing company by supporting rapid growth in network traffic and fast deployment of additional computer servers, allowing PetsVetsandYou, Inc. to manage rapid expansion of business operations with minimal disruption to ongoing operations and a manageable cost structure.

         - Security: The data centers provide physical security with access card and biometric authorizations, round-the-clock human and video surveillance, as well as network and computing security measures, such as firewall and intrusion detection, to protect the Web sites.

         We anticipate using a combination of our own proprietary technologies and commercially available, licensed technologies in our operations. We have designed proprietary software written in "Perl script" for our Web design and hosting template system using a Microsoft Windows-based platform. We are also in the process of designing our own proprietary software for the lost and found pet section, pet adoption section, a pet care library, and the staff training section of our Web site.

         We have not yet determined the e-commerce platform we will use for our online pet store. We anticipate selecting a provider to furnish "off-the-shelf" software that we will, in turn, customize. We have reviewed a number of Windows-based software packages, but due to the rapidly changing software industry, we do not intend to make any final decisions in this regard until required by our development schedule.

COMPETITION

         VETERINARY PRODUCTS BUYING GROUP.

         The veterinary product distribution services industry is intensely competitive, rapidly evolving and subject to rapid technological change. We anticipate our competitors will have comparable or superior product lines, technical experience and financial resources. These organizations are known in the industry and have substantial existing customer bases. The size and nature of our competitors varies. Some are cooperatives sponsored by state and local veterinary associations, veterinarian-based affinity groups, and incorporated buying groups. Major distributors and wholesalers such as Walco International, Burns, Lextron, J.A. Webster, Inc., and The Butler Company will also provide significant competition. These competitors enjoy significant buying power and may be able to purchase from manufacturers at significantly greater discounts than we can and purchase certain products on an exclusive basis. We also expect that other companies in the veterinary products industry to become direct competitors, including manufacturers, such as Hill Pet Nutrition, Iams, Merial, Bayer, and Abbott Laboratories, who may decide to increase their direct-to-veterinarians marketing and sales efforts.

         The buying group with which we have affiliated to provide this service to our shareholders is relatively small in terms of membership and sales, but it does have relationships with a number of major distributors and standard product offerings. We hope to compete with other buying groups by offering competitive membership fees, payment arrangements and product discounts, and by creating a sense of community among our veterinarian shareholders that will encourage them to utilize the buying group services.

         WEB DESIGN AND HOSTING SERVICES.

         Web design and hosting services is a relatively new, rapidly evolving, and intensely competitive market. It is becoming a highly price-sensitive market and is also highly fragmented, with no clear dominant leader in any of our market segments. We expect competition to further intensify in the future.

         In 1999 no one provider had more than a 10% market share. An International Data Corporation report released in April 2000 provided the following market share information for 1999:

              Company                                              Market Share (%)
              ---------------------------------------             -----------------
              Exodus                                                     9.3
              Verio                                                      7.6
              Global Center (affiliate of Global Crossing)               5.9
              IBM Global Services                                        5.4
              UUNet (MCI Worldcom)                                       4.4
              Qwest Communications                                       3.9
              Digex                                                      3.3
              Genuity (formerly GTE Internetworking)                     2.7
              Others                                                    57.5

Many of these hosting companies also act as data centers or wholesalers of data storage or hosting, working with smaller companies or Web design firms to act as resellers of the hosting services. There are also a great number of small and mid-sized local and regional providers of Web design and hosting services.

There are 3 major classes of competition:

         - Free sites. These are usually offered by companies that attempt to generate revenues through banner advertising or redirecting the veterinarian's clients to purchase products or services with revenues going to the company providing free sites. Many of these providers also treat such services as loss leaders to generate marketing information that they use and sell. These sites are usually not as comprehensive as other sites in terms of the features they provide users and the services they provide the Web site owner.

         - Custom design/hosting companies. These providers typically offer customized Web site design and hosting for an up front design fee and monthly hosting and maintenance fee.

         - Small hosting firms. These firms typically provide standard hosting services consisting of basic site design and hosting for an up front design and set up fee and a monthly hosting fee. Some of these firms may specialize in catering to one or more affinity groups, such as the veterinarian market.

         Based on the design and hosting services we intend to offer, we believe our primary competition will come from the smaller hosting firms and free sites. Large "free site" providers, as well as pet-oriented Web sites such as Myvetonline.com and Vetcentric.com, offer free Web sites. Also, companies like Vetnetwork.com, Vetconnect.com and PdqVet.com offer Web site design and hosting for a fee. As an example, design fees charged by Vetnetwork.com average about $1,400. We will be charging no set up fee. Further, we believe that the value added service of staff training, along with the comprehensive site design and features offered by us, including ownership interest by the veterinarian, will give us a competitive edge.


         [**2]    It will be necessary for us to respond to rapid technological changes so that our services do not become obsolete. Our failure to monitor and keep pace with industry standards for delivery and implementation of technological advances relating to Internet-based commerce may leave us at a competitive disadvantage and adversely affect our business. Because we will depend on third-party vendors to provide us with data storage and other technology services relating to our Web hosting activities and our Web site generally, this will require us to closely monitor our vendors as well as our internal operations in this area. The markets in which we will compete are characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, introductions and enhancements, and changing customer demands. Accordingly, we must have the ability to adapt to changing technologies, to adapt to evolving industry standards, and to continually improve our products and services, and the features and reliability of our Web site, in response to both changing customer demands and competitive product and service offerings. If we are unable to successfully implement new technologies or adapt our Web store, technology and systems to customer requirements or emerging industry standards, it could adversely impact our ability to build the PetsVetsandYou, Inc. brand and attract and retain both veterinary and non-veterinary customers.


         STAFF TRAINING AND EDUCATION.

         We believe staff training and education will be a valuable aspect of our overall strategy of branding PetsVetsandYou as "the veterinarians' Web site." We will face competition in the staff training and educational services sector primarily from traditional "do-it-yourself" or self-instructional training methods and, to a lesser degree, from practice management consultants. We believe the service and its convenience to the veterinarians and their staffs will create company loyalty and satisfaction among our veterinarians.

         ONLINE RETAIL WEB STORE AND MAIL-ORDER.

         The online commerce market is new, rapidly evolving and intensely competitive. In particular, the pet products, information and services market is intensely competitive and is also highly fragmented, with no clear dominant leader in any of our market segments. We expect competition to further intensify in the future, both from online competitors and the traditional "bricks and mortar" or store-based competitors, as well as mail-order operations of those competitors and other mail-order companies. Our competitors can be divided into several groups: online stores that specialize in pet products, such as PETCO.com, which is owned by Petco Animal Supplies, Inc., and PetsMart.com, Inc., which is owned in part by PetsMart, Inc.; superstore retailers of pet products such as Petco Animal Supplies, Inc., and PetsMart, Inc.; specialty pet stores; mass market retailers such as Wal-Mart Stores, Inc., Kmart Corporation and Target Stores, Inc.; supermarkets; warehouse clubs such as Costco Companies, Inc.; mail order suppliers of pet products (which include some of the above competitors); and pet supply departments at major department stores. Each of these competitors operates within one or more of the pet products, information and services segments. Also, new entrants seek to carve their niche in the market by offering, for a fee, Web design and hosting services (development and management of individual or clinic based Web sites) to veterinarians and paying commissions on sales generated by their practices.

         We believe that the following are principal competitive factors in our market:

         -        brand recognition;
         -        product selection;
         -        quality of Web store content;

         -        reliability and speed of order shipment;
         -        streamlined shopping experience;
         -        customer service;
         -        speed and accessibility of Web store;
         -        personalized service;
         -        convenience; and
         -        price.

         All of our current and potential traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to Web site and systems development than we can. In addition, larger, more well-established and financed entities may acquire, invest in or form joint ventures with online competitors or pet supply retailers as the use of the Internet and other online services increases.

         Some of our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than will we. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. All of our competitors, both store-based and traditional, such as Petco Animal Supplies, Inc. and PetsMart, Inc. have significantly greater experience than we do in selling pet supplies and pet care products.

         However, we believe our approach is unique and provides an opportunity for success because of its veterinarian ownership. We believe the participation of the veterinary community will have a significant impact on the success of pet-related Web sites and we seek to provide veterinarians with incentive for participation and support of our Web site by providing them with an opportunity of holding a stake in our success. We believe that if we can initially obtain and maintain the active support and participation of our veterinarian shareholders, the marketing force this approach could produce can challenge some of the current advantage our competition now enjoys.


INTELLECTUAL PROPERTY

         We have already begun acquiring and developing, and intend to acquire and develop, certain proprietary material and other intellectual property, including content and software for our Web site. This material and property includes copyrighted materials for our pet care and information library, pet care programs, and staff training programs, as well as proprietary software for web site design and practice management programs, database development and planned telemedicine programs. Also, because of the expansive nature of the Internet and consumer-oriented e-commerce, building and protecting trademark and domain name recognition for our Web site will also be very important to our success. We intend to rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. However, these afford only limited protection.

         Our competitors or others may attempt to copy aspects of our sales formats or to obtain and use information that we regard as proprietary, such as our content, trademarks and internally developed software. They may adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our trademark applications. Any controversy or customer confusion related to our trademarks, or our failure to obtain any trademark registration, would negatively affect our business.



         We currently hold the Internet domain names "petsvetsandyou.com," "petsvetsandyou.net," "petsvetsandyou.org," "petsvetsandyou.cc," "pvy.com" and "pvy.org." Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain the domain names in foreign countries where we may eventually conduct business which utilize the terms "pets," "vets," "petsvetsandyou," or "petsvetsandyou.com," or other domain names. Other entities have already registered domain names utilizing the term "pets," which could cause consumer confusion as well as impede our own ability to use "petsvetsandyou" in any derivative form.



GOVERNMENT REGULATION

         Our business will likely be governed by a variety of complex state and federal laws and regulations. there are currently few laws and regulations directly applicable to the Internet. However, due to the increasing popularity and use of the Internet, and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The adoption of any laws or regulations that make use of the Internet more difficult or costly could decrease the rate of growth of Internet use, which could decrease the demand for our services, increase the cost of doing business, or in some other manner adversely affect our business. Further, current or future legislation regarding the interstate distribution of animal pharmaceuticals or other products and services we plan to sell or provide could also cause a reduction in the products and services we may provide in interstate commerce, which would have an adverse effect on our business.

         In addition, various states and other jurisdictions may impose sales or other taxes on our products and services could reduce our appeal to consumers and reduce our revenues. One or more states may seek to impose sales tax collection obligations on companies such as us that engage in or facilitate online commerce that do not physically operate in their state. A number of proposals have been made at state and local levels that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce, and could adversely affect our business.

         Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the United States Congress. In 1998, the U.S. government enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a three-year period, ending on October 1, 2001. The Federal Advisory Commission on Electronic Commerce recently completed an evaluation of these issues and recommended to Congress, and Congress passed, an extension on the moratorium for an additional 5 years. We cannot guarantee that future laws will not impose taxes or other regulations on Internet commerce, or that the moratorium will not be repealed, or that it will be renewed when it expires, any of which events could substantially impair the growth of electronic commerce.



         We intend to open our initial distribution center in a state other than Florida and, regardless of the outcome of the federal tax moratorium, we may be required to collect sales or other similar taxes in respects of goods we sell into that state, as well as Florida. A successful assertion by one or more states or the federal government that we should collect further sales or other taxes on the sales of our products could negatively affect our revenues and business.


VETERINARIAN ADVISORY BOARD

         We have established and expect to maintain a 15-member Veterinarian Advisory Board. The inaugural Veterinarian Advisory Board has been appointed by our founders, but will in the future be elected on a staggered basis by the holders of our preferred stock (i.e., veterinarians). The Veterinarian Advisory Board is divided into three groups of five members each. The initial members have terms of one, two or three years. Beginning with the initial election, board members will be elected to three-year terms. There will be a two-term limit on all members except those initially appointed to a one-year term who will be eligible to serve two additional 3-year terms.

         The Veterinarian Advisory Board will have a number of functions and powers. The line of pet and other products we will offer in our Web store will be carefully overseen and regularly scrutinized by the Veterinarian Advisory Board, which will have the authority to remove or replace products from the product mix based on quality, effectiveness and other factors. The Veterinarian Advisory Board will also have meaningful input with respect to all quality and clinical issues related to our products and services. We intend for this characteristic to be one of our hallmarks and for the Veterinarian Advisory Board to set us apart from other competitors by assisting us in developing an aspect of trust and loyalty from our customers created through veterinary involvement.

         Further, we intend for our board of directors to set aside, when and to the extent financially prudent, some modest portion of our net income to contribute to worthy pet and animal-related charities and to work in conjunction with the Veterinarian Advisory Board to identify and establish relationships with such recipients to provide better care and treatment for animals.

         Set forth below are the names and brief professional biographies of the current members of the Veterinarian Advisory Board:

         Tim Banker, D.V.M., Greensboro, North Carolina. Dr. Banker is currently a practicing veterinarian, a veterinary dentist and the hospital administrator for the Sedgefield Pet Care Center in Greensboro, North Carolina. He is a 1974 graduate with honors of the Ohio State University College of Veterinary Medicine. In 1988 he was chosen Practice Manager of the Year by the Veterinary Hospital Managers Association and in 1989 became a Fellow of the Academy of Veterinary Dentistry. Dr. Banker has been actively involved in the field of veterinary practice management for 17 years and frequently speaks on such diverse practice management topics as marketing, team building, communication skills, change management, and veterinary dentistry. For the past three years he has served as an Adjunct Professor at the North Carolina School of Veterinary Medicine.

         James E. Baxley, Jr., D.V.M., Lexington, South Carolina. Dr. Baxley is currently the President of PPC Veterinary Appraisals and Sales, Inc., where his responsibilities include appraising and brokering practices and structuring associateships. He graduated from the University of Georgia, College of Veterinary Medicine in 1985 and was named the Most Outstanding Senior Student in the College of Veterinary Medicine. Dr. Baxley owned and practiced veterinary medicine at the Palmetto Animal Hospital in Williamston, South Carolina from 1985 to 1992. He then attended Purdue University Post-Doctoral Studies in Veterinary Pathology from 1992 to 1993. While practicing locum tenens veterinary medicine in Indiana and South Carolina from 1992 to 1996, he also provided practice brokerage services. In 1998, he was a founding member of the Veterinary Practice Sales Group.

         Wesley F. Borgman, D.V.M., Kissimmee, Florida. Dr. Borgman attended the University of Florida as a Florida Academic Scholar from 1990 to 1994. He received his Doctor of Veterinary Medicine degree from the University of Missouri College of Veterinary Medicine in 1999. He currently practices with his father in Kissimmee, Florida.

         Jerry Case, D.V.M., Savannah, Georgia. Dr. Case is a third generation practicing veterinarian in the Case Veterinary Hospital, P.C. (small animal practice) in Savannah, Georgia. He received his Doctor of Veterinary Medicine degree from the University of Georgia in 1975. Dr. Case has been actively involved in clinical trials for Merial (Merck's veterinary division) and is an active public speaker, giving presentations to veterinarians and their staff members. Dr. Case was twice awarded the American Animal Hospital Association's Excel Award.

         Nancy Decker, D.V.M., Cleveland Heights, Ohio. Dr. Decker graduated from the Michigan State University College of Veterinary Medicine in 1979. She has been a practicing small animal veterinary medicine for 21 years and has owned her own clinic since 1992.

         Hubert Doerr, D.V.M., Louisville, Kentucky. Dr. Doerr graduated with honors from Auburn University, College of Veterinary Medicine in 1968. He has practiced small animal medicine since graduating and has successfully owned and managed the Doerr Animal Clinic in Louisville since November 1969.

         Robert Encinosa, D.V.M, Riverview, Florida. Dr. Encinosa completed his Doctor of Veterinary Medicine degree from the University of Florida College of Veterinary Medicine. He founded a four-doctor practice in Riverview, Florida. Dr. Encinosa was a co-host of Talkin' Pets, a national radio talk show, from 1993 to 1995, and is currently the veterinary consultant for Good Day Tampa Bay and other television and radio news shows.

         Tim Fitzpatrick, D.V.M., Vestal, New York. Dr. Fitzpatrick received his Doctor of Veterinary Medicine degree from Cornell University in 1977. He is a small-animal veterinarian, specializing in dogs and cats, and has practiced veterinary medicine since graduation. He owned and practiced at the Veterinary Care Center in Albuquerque, New Mexico from 1978 to 1992. Dr. Fitzpatrick started a pet house call service in Binghamton, New York in 1992 and in 1993 opened Animal Care Hospital in Vestal, New York, where he currently practices. He is a frequent speaker on pet care topics and has appeared on radio and TV relating to animal care topics in both New York and New Mexico.

         Wayne K. Hodsden, D.V.M., Kernersville, North Carolina. Dr. Hodsden graduated from the Cornell University College of Veterinary Medicine in 1974. He has over 20 years of small animal practice experience and has established, bought, operated and sold a number of small animal clinics and hospitals. He also owned and operated Petland pet shop in Manchester, New Hampshire for several years. From 1995 to 1999, Dr. Hodsden established and operated a 122-acre ostrich farm. Currently, he is working on establishing an online business in Kernersville, North Carolina.

         Tim Howell, D.V.M., Indianapolis, Indiana. Dr. Howell has practiced feline medicine at the Cat Care Clinic, an AAHA approved hospital, in Indianapolis, Indiana, since 1988. He received his Doctor of Veterinary Medicine degree from Purdue University in 1971. Dr. Howell is a member of the American Association of Feline Practitioners and a Charter Fellow of the Academy of Feline Medicine.

         Lester Mandelker, D.V.M., Largo, Florida. Dr. Mandelker is currently a practicing veterinarian, owner and director of an AAHA certified hospital where he has been since 1972. He received his Doctor of Veterinary Medicine degree from Michigan State University in 1968. Dr. Mandelker has published a number of articles in journals such as the AVMA, Canine Practice, and Veterinary Forum. He has also contributed to Burns' Veterinary Pharmaceutical Index and published two books on veterinary practice tips. He is also a national speaker on veterinary pharmacology. He currently serves as Pharmacology Consultant for Veterinary Forum and Pharmacology Moderator for the Veterinary Information Network (VIN).

         William M. Martin, D.V.M., Fletcher, North Carolina. Dr. Martin received his Doctor of Veterinary Medicine degree from the University of Georgia in 1961 and has actively practiced since that time. Dr. Martin started the Brevard Animal Hospital in Brevard, North Carolina, in 1964 and started the Fletcher Animal Hospital in Fletcher, North Carolina in 1985. He ran both offices until 1988, when he sold the Brevard Animal Hospital. He currently practices small animal medicine at Fletcher Animal Hospital with two associates and serves on the Henderson County Board of Health. He participated with 10 other veterinarians in organizing the first Animal Emergency Clinic in western North Carolina in 1977 and was instrumental in organizing the Regional Emergency Animal Care Hospital (NEC's successor) in 1999. He is a member of various professional associations, including the AVMA, NCRMA, AHVMA, IVAS and AAVA.

         Richard L. Moore D.V.M., Cartersville, Georgia. Dr. Moore received his Doctor of Veterinary Medicine degree from the University of Tennessee in 1982 and currently owns and operates three veterinary hospitals in Cartersville, Georgia. Dr. Moore has served in a leadership capacity for a number of professional, civic and charitable organizations and received awards of recognition from numerous professional associations. He has served on advisory boards and has assisted in clinical investigations and drug trials for several major drug companies. Currently he sits on the Council of 100 for the AAHA.

         Andrew Schroyer, D.V.M., Lexington, Kentucky. Dr. Schroyer graduated from the Auburn University College of Veterinary Medicine in 1980. Dr. Schroyer has practiced in the small animal area since graduating and has owned and operated several animal clinics in or around Lexington, Kentucky. He currently owns and operates the Animal Care Clinic in Lexington and practices with an emphasis on preventative health.

         Jeffery Werber, D.V.M., Los Angeles, California. Dr. Werber is a well-known "media" veterinarian and is currently the host of Petcetera, his own show on Discovery Channel's Animal Planet. He has also appeared or been a contributor (veterinary medical editor) for such programs as Hour Magazine, ABC-TV's Home Show, Fox-TV's Good Day L.A., ABC-TV's Mike and Maty, Jim J. and Ann, The Leeza Show, and The Caryl and Marilyn Show. He also has appeared on numerous news programs, and co-produced, written for, and hosted over a dozen videos. Dr. Werber currently maintains a small-animal AAHA approved practice in Los Angeles. He also serves as disaster spokesperson for My Pet TV in association with the Humane Society of the United States, serves as Vice President of Veterinary Affairs for My Pet TV and sits on the Board of Directors of Nightwing Entertainment Group. He received his Doctor of Veterinary Medicine degree from the University of California at Davis.

OUR COMMITMENT TO THE PRIVACY OF OUR VETERINARIANS AND CUSTOMERS

         We have learned from our discussions with individual veterinarians, veterinary groups and veterinary practice consultants that veterinarians highly value their own privacy and that of their clients. Privacy is also a critical issue facing the Internet today. Some laws relating to protecting the privacy of Internet users have already been passed and others are being considered. The Internet, by its "faceless" nature, requires that those using it for commercial purposes must, of necessity, utilize some technologies, such as "cookies," to not only assist vendors and service providers, but also to enhance the Web users' experience and satisfaction. We will also be utilizing some of these technologies. However, we are committed to maintaining, to the extent possible, the privacy of our veterinarian shareholders and other Web site users; accordingly, we do not intend to sell or otherwise provide to third parties veterinary client base information.

EMPLOYEES

         As of January 31, 2001, we had 5 full-time employees. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good. Currently, we have no employment agreements with any of our employees.

PROPERTIES AND FACILITIES

         We lease an 800-square foot office facility in Tampa, Florida, for our corporate headquarters. This facility is located in a small one-story office and retail center in a commercial area. This lease commenced on June 15, 2000 and has a one-year term with renewal options.

The lease provides for a fixed annual rent of $10,200 until expiration, payable in equal monthly installments of $850. We are also responsible for the cost of property taxes, utilities, repairs, maintenance, alterations, cleaning and insurance. We believe this facility will meet our non-warehouse operational needs for the foreseeable future.

         In addition, we lease and own office equipment and technical equipment and expect to continue leasing the leased equipment after the offering.

         In the opinion of our management, our properties are adequately covered by insurance.

LEGAL PROCEEDINGS

         We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such action by or against us has been threatened.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following contains information concerning our directors and executive officers as of July 31, 2000, each of whom we anticipate will continue to serve in the following capacities for us after this offering:



NAME                                         AGE             POSITION
----                                         ---             --------

Eduardo Garcia, D.V.M.                       58              Chairman of Veterinary Affairs and Clinical Director,
                                                             Secretary, Director

James J. Carlstedt                           62              President, Chief Executive Officer and Director

Neil L. Colby                                31              Vice President of Operations and Web Site Development,
                                                             Treasurer, Director

Svetlana "Lana" P. Colby                     29              Vice President of Publishing

Kevin L Turner                               31              Vice President of Business Development, and Assistant
                                                             Secretary


         EDUARDO GARCIA, D.V.M., is Chairman of our Board of Directors. He has been a Director and served Chairman of Veterinary Affairs and Clinical Director since our company was formed. He has been a practicing veterinarian with his own practice in Tampa, Florida, since 1968. He has served four terms as a member of the Florida Board of Veterinary Medicine. Dr. Garcia also currently is a consultant for several veterinary marketing services as well as an international lecturer on practice management, client relations and personal growth.

         JAMES J. CARLSTEDT has been our President, Chief Executive Officer and a Director since our company was formed. He served as Chairman and CEO of Payors Home Care Systems, Inc., a home health agency, from January 1990 until December 1999.

         NEIL L. COLBY, R.PH. has been our Vice President of Operations and Web Site Development, Treasurer and a Director since our company was formed. He has served as Pharmacy Manager for Walgreen's Health Initiative since 1999 where he is responsible for pharmacy operations and management of employees, inventory, payroll, and expense budgets. Mr. Colby served as the Director of Pharmacy and Nursing Administrator for Payors Home Care Systems, Inc. from 1997 to 1999 and as the Director of Pharmacy for Home Health Corporation of America from 1995 to 1997.

         LANA P. COLBY has been our Vice President of Publishing since our company was formed. She previously has served as Special Sales Manager and Academic Sales Manager for CRC Press LLC from February 1998 until December 1999. Prior to those positions, Ms. Colby served as National Accounts Representative for CRC Press LLC from April 1997 until February 1998. From 1995 until 1996, Ms. Colby served as Account Representative for SIRS, Inc., until she was promoted to Managing Editor in 1997.


         KEVIN L. TURNER is our Vice President of Business Development and Assistant Secretary, positions he has held since joining our company in January 2001. Prior to joining PetsVetsandYou, Inc., she most recently worked as a financial adviser with Simmers Capital Management from September through December 2000. In July 2000, she founded and operated Critterwear Scrubs, Inc., an internet-base company selling veterinary medical uniforms. From March 1997 through September 2000, she worked in the areas of marketing, accounting and finance for Giant Octopus, a multi-media design firm. During that period she also worked as a veterinary nurse on a part-time basis. From April 1996 through March 1997 she was a property manager for a specialty retail and restaurant. From 1994 until April 1996, Ms. Turner was an in-house accountant for Consolidated Delivery and Logistics.


         Neil L. Colby and Lana P. Colby are husband and wife.

         Each officer is elected by, and serves at the discretion of, our board of directors. James Carlstedt and Kevin Turner are the only officers or directors who currently devote their full time to our affairs. Our non-employee directors devote such time to our business as is necessary to discharge their duties. Dr. Eddie Garcia devotes approximately 30% of his working time to our business. Mr. Neil Colby devotes approximately 30% of his working time to our business. Ms. Lana Colby is currently on maternity leave and we anticipate she will be rejoining us in Spring 2001, devoting approximately 25% of her time to our business for the foreseeable future. Dr. Garcia, Mr. Colby and Ms. Colby have not received any compensation from us, and we will not be paying compensation to those persons until the board of directors deems that proceeds from the offering and revenues from operations make it fiscally prudent to do so. We anticipate aggregate compensation to all of its officers/directors during the next 12-months will not exceed $140,000.

BOARD COMPOSITION

         At each annual meeting of our shareholders, all of our directors will be elected to serve from the time of election and qualification until the next annual meeting election. In addition, our bylaws provide that the authorized number of directors, which is a minimum of one and a maximum of fifteen, may be changed only by resolution of the board of directors or the shareholders. We are currently undertaking diligent efforts to recruit two independent directors to our board. We intend to appoint such members to the board within three months from the date of this prospectus, or as soon as possible, and to thereafter maintain such independent members. However, it may be very difficult to recruit independent board members until we have errors and omissions liability insurance in place for our board members. Because of the significant cost of obtaining such insurance, we will likely have to wait until sufficient proceeds from this offering have been collected before obtaining such insurance coverage. This may delay us from being able to appoint the independent board members until after the errors and omissions coverage is obtained.

BOARD COMMITTEES

         Our bylaws permit the board of directors to establish such committees from time to time, as it deems necessary and appropriate for the effective management and operation of the Company. The board of directors has not yet established any special or standing committees but anticipates doing so as our operations expand and the number of directors expands.

DIRECTORS' COMPENSATION

         Currently, our directors receive no compensation for their service on the board or attendance at meetings, and we have no specific plans to put any director compensation plan or policy in place at this time. However, in anticipation of the board's expansion and the election of outside independent directors (non-employees and non-officers) to the board, we do anticipate establishing such a plan at the appropriate time. Directors will be reimbursed for their travel, lodging and other out-of-pocket expenses related to their attendance at board and committee meetings. Further, additional compensation for these directors may be arranged for special projects. No directors' fees have been paid to date. We anticipate that our board of directors will hold regularly scheduled, formal meetings on a quarterly basis.

EXECUTIVE COMPENSATION

         The following table sets forth the total compensation paid to our president and chief executive officer and each other executive officer whose compensation for 2000 equaled or exceeded $60,000 on an annualized basis or will do so in 2001.

                           SUMMARY COMPENSATION TABLE

Name and Principal Position                                            Year            Salary          Bonus
---------------------------                                            ----            ------          -----

James J. Carlstedt; President, CEO and Director                        2000            $75,000         $--

EMPLOYMENT AGREEMENTS

         We currently do not have formal written employment agreements with any of our management team; however, we do anticipate entering into employment agreements with those members of the management team who will be devoting their full time to our business, including James Carlstedt, Neil Colby, Lana Colby and Kevin Turner. The employment agreements will be entered into sometime after the minimum offering amount is reached. We do not believe formal contracts are necessary or useful at this time. We believe a more appropriate time to address this issue will be when the minimum offering amount is reached and our short-term viability is more secure. Some proceeds of the offering will be used in the future to pay salaries, but no proceeds will be used to pay any accrued but unpaid salaries.

                             PRINCIPAL SHAREHOLDERS

         As of the date of this prospectus, there were 144,060 shares of our Class A common stock outstanding; 61,330 shares of our Class B common stock issued and outstanding, all of which were owned by our executive officers and directors; and 40,000 shares of our preferred stock, none of which were owned by executive officers and directors other than 600 shares owned by Eduardo Garcia, which he purchased in our previous private offering. Of the Class A common stock outstanding, Eduardo Garcia owns 2,180 shares, James J. Carlstedt owns 20 shares, and Neil L. Colby and Lana P. Colby jointly own 20 shares. The following table sets forth, as of the date of this prospectus, the number of shares of our common stock owned by each person known to us to be the beneficial owner of more than 5% of the outstanding shares of any class of our capital stock, as well as more than 5% of both classes of our common stock combined, and all classes of our capital stock (Class A, Class B and preferred stock) combined, and by each executive officer and director, and by all of our officers and directors as a group. As a result of the anti-dilution provisions in our articles of incorporation, we expect to issue, from time to time and for no additional consideration, additional shares of Class B common stock to the holders of Class B common stock so that the number of outstanding shares of Class B common stock will equal 25% of all our outstanding capital stock (including the preferred stock). The number of shares shown as beneficially owned after the offering reflects the application of these anti-dilution provisions relating to the Class B common stock. The table assumes that all 35,000 units are sold in this offering.

                                                               Amount (shares) and Nature of
                                                                   Beneficial Ownership            Aggregate % of Ownership
                                                               -----------------------------      -------------------------
Name and Address of                                             Prior to           After          Prior to            After
Beneficial Shareholder                                          Offering          Offering        Offering           Offering
----------------------                                          --------          --------        --------           --------

James J. Carlstedt                     Class A                       20                20              0                 0
10919 N. Dale Mabry Highway            Class B                   20,443           642,673           33.3              33.3
Tampa, Florida  33618                  Class A and Class B
                                         combined                20,463           642,693           10.0              10.2
                                       Preferred                      0                 0              0                 0
                                       Total
                                        (all classes)            20,463           642,693            8.5               8.3

                                                               Amount (shares) and Nature of
                                                                   Beneficial Ownership            Aggregate % of Ownership
                                                               -----------------------------      -------------------------
Name and Address of                                             Prior to           After          Prior to            After
Beneficial Shareholder                                          Offering          Offering        Offering           Offering
----------------------                                          --------          --------        --------           --------
Neil L. Colby and                      Class A                       20                20              0                 0
    Svetlana "Lana" P. Colby           Class B                   20,443           642,673           33.3              33.3
    (joint tenants by the entireties)  Class A and Class B
10919 N. Dale Mabry Highway              combined                20,463           642,693           10.0              10.2
Tampa, Florida  33618                  Preferred                      0                 0              0                 0
                                       Total
                                        (all classes)            20,463           642,693            8.5               8.3

Eduardo Garcia, D.V.M.                 Class A                    2,180             2,180            1.5                 0
10919 N. Dale Mabry Highway            Class B                   20,443           642,673           33.3              33.3
Tampa, Florida  33618                  Class A and Class B
                                         combined                22,623           645,453           11.0              10.3
                                       Preferred                    600               600            1.5                 0
                                       Total
                                        (all classes)            23,223           645,453            9.5               8.4

All officers and directors as a        Class A                    2,220             2,220            1.5                 0
group (4 persons)                      Class B                   61,330         1,928,020          100.0             100.0
                                       Class A and Class B                                          31.0              30.7
                                         Combined                63,550         1,930,840
                                       Preferred                    600               600            1.5                 0
                                       Total
                                        (all classes)            64,150         1,930,840           26.1              25.0
                                                                 ======         =========

                              CERTAIN TRANSACTIONS


         There are no relationships, transactions, or proposed transactions to which the registrant was or is to be a party, in which any of the named persons set forth in Item 404 of Regulation SB had or is to have a direct or indirect material interest. Other than the salary currently received by James Carlstedt, no promoter has received or is receiving, directly or indirectly, anything of value from us. All future material transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties, and any forgiveness of loans will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to counsel. As previously disclosed in this prospectus, we are currently seeking two qualified individuals to serve as outside independent directors on our board.


                            DESCRIPTION OF SECURITIES

         As amended on January 23, 2001 in connection with our 1.0-for-5.0 reverse stock split, our articles of incorporation authorize the issuance of (a) 5,000,000 shares of Class A common stock, (b) 5,000,000 shares of Class B common stock, and (c) 2,000,000 shares of preferred stock. As of the date of this prospectus, giving effect to the 1.0-for-5.0 reverse stock split, we have outstanding 144,060 shares of Class A common stock, 61,330 shares of Class B common stock, and 40,000 shares of preferred stock.

UNITS

         Each Unit consists of 120 shares of Class A common stock, 40 shares of preferred stock. The Class A common stock and preferred stock are separately transferable.

COMMON STOCK

         The Class A common stock and Class B common stock are identical in all respects, except for certain anti-dilution rights of the Class B shares as described below.

     VOTING RIGHTS

         Holders of Class A common stock and Class B common stock are entitled to one vote for each share of common stock held on any matters submitted to a vote of holders of common stock, subject to the limited but special voting rights of the holders of preferred stock described below. Holders of common stock do not have cumulative voting rights.

     DIVIDENDS

         Holders of Class A common stock and Class B common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for dividends, subject to the preferential dividend rights of the holders of preferred stock described below.

     ANTI-DILUTION

         Our articles of incorporation provide that holders of the Class B common stock, as a class, are entitled to a 25% equity interest in our company, and the holders of the Class A common stock and preferred stock are entitled, collectively, to a 75% equity interest in our company. Our articles of incorporation further provide that we and our shareholders will take such measures from time to time as are necessary or appropriate to maintain these relative ownership interests. As a result, from time to time we expect to issue additional shares of Class B common stock to the holders of Class B common stock so that the number of outstanding shares of Class B common stock at all times will equal 25% of all our outstanding capital stock. Our Articles of Incorporation also provide, however, that prior to us conducting any underwritten public offering of our securities, the anti-dilution feature of the Class B common stock will be terminated.

     CONVERSION

         The Class A common stock and the Class B common stock have no conversion rights.

     LIQUIDATION

         If we liquidate, dissolve or wind-up, after payment of our debts and other liabilities and after making provision for the holders of preferred stock described below, our remaining assets will be distributed ratably among the holders of the Class A common stock and the Class B common stock treated as a single class.

PREFERRED STOCK

         Our articles of incorporation contain the designations, rights, powers, preferences, qualifications and limitations of our preferred stock. A copy of our articles of incorporation is filed as an exhibit to the registration statement of which this prospectus is a part. The following is a summary of the terms of the preferred stock. Promoters eligible to own preferred stock will not be permitted to purchase preferred stock except on the same terms and conditions offered to all existing and new shareholders.

     ELIGIBLE HOLDERS

         As a continuing condition of ownership of shares of preferred stock, each holder of preferred stock must be a doctor of veterinary medicine.

     RESTRICTIONS ON TRANSFER

         Holders of preferred stock may not transfer, pledge, or otherwise encumber their shares of preferred stock to any other person without our prior written consent, which we may withhold in our reasonable discretion.

     VOTING RIGHTS

         Holders of preferred stock are entitled to one vote for each share of preferred stock held on any matters submitted to a vote of the holders of preferred stock. Holders of preferred stock have voting rights only with respect to matters specifically set forth in our articles of incorporation or as may be granted in our bylaws. These voting rights are as follows:



         - The holders of preferred stock, voting as a separate class, are entitled to elect the minimum number of directors as shall constitute at any time 25% of all the members of our board of directors. The holders of Class A common stock and Class B common stock, voting as a single class, are entitled to elect the remaining number of members of our board of directors.

         - The holders of preferred stock, voting as a separate class, are entitled to elect the entire membership of our Veterinarian Advisory Board.

         - We may not amend, alter, or repeal the terms of the preferred stock so as to adversely affect the holders of the preferred stock without the written consent or affirmative vote of the holders of a majority of then outstanding shares of preferred stock, voting as a separate class.

     DIVIDENDS

         If our board of directors declares a cash dividend, the holders of preferred stock are entitled to receive, before payment of any cash dividend on any other shares of our capital stock, non-cumulative dividends in an amount equal to $0.625 per share of preferred stock. We may not declare or pay any dividend or other distribution to our shareholders until holders of our preferred stock have first received a dividend at such rate. After such payment, the holders of preferred stock are entitled to participate in any dividend declared by us and to receive, ratably with the holders of Class A common stock and Class B common stock, additional dividends in an amount up to $0.9375 per share of preferred stock, and no more. Any dividends payable to holders of the preferred stock are payable only when and as declared by our board of directors.

     ANTI-DILUTION

     There are no anti-dilution provisions associated with the Preferred Stock.

     CONVERSION

     The Preferred Stock has no conversion rights.

     LIQUIDATION

         If we liquidate, dissolve or wind-up, after payment of our debts and other liabilities, holders of our preferred stock are entitled to receive, before any payment is made to the holders of the Class A common stock or the Class B common stock, an amount equal to $6.25 per share of preferred stock, plus any accrued but unpaid dividends on the preferred stock. If upon a liquidation, dissolution or winding up our assets available for distribution to shareholders are insufficient to pay the holders of the preferred stock the full amount to which they are entitled, then the holders of the preferred stock will share ratably in any distribution of our assets in proportion to the respective amounts that would otherwise be payable in respect of the shares of preferred stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

         REDEMPTION

         If a holder of preferred stock ceases to meet the eligibility requirements to hold preferred stock described under "Eligible Holders" above, then we will redeem all of the shares of preferred stock held by the shareholder at a price of $6.25 per share, plus any declared but unpaid dividends on the preferred stock. However, we are not required to pay, during any fiscal year, more than 20% of our after-tax income for the previous year to redeem shares of preferred stock. If we are unable to redeem all of the shares subject to redemption during any fiscal year, we will redeem the maximum number of whole shares possible during such period. If the funds available for redemption are insufficient in any given fiscal year to redeem all of the shares required to be redeemed, we will redeem the maximum number of whole shares possible and will redeem as any shares left unredeemed during such fiscal year as soon as we are permitted to do so.

OPTIONS

         We also currently have outstanding, after giving effect to the 1.0-for-5.0 reverse stock split, options to purchase up to 11,440 shares of our Class A common stock at an exercise price of $5.20 per share and that are exercisable for a period of 5 years from the date of their issuance.

All of these options have been issued to persons providing content, consulting or other services to us. The table below sets forth information regarding the options that have been issue:


                                      SHARES SUBJECT TO
             NAME                          OPTION                 DATE OF ISSUANCE              EXERCISE PRICE
             ----                     -----------------           ----------------              --------------
         Dr. Nan Boss                      3,000                    July 1, 2000                     $5.20

       Dr. Ron Whitford                    1,440                    July 1, 2000                     $5.20

         David Proux                       2,000                    July 6, 2000                     $5.20

         Raymond Lee                       1,000                    July 6, 2000                     $5.20


INDEMNIFICATION AND LIMITATION OF LIABILITY

         Florida law authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of Florida law require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under Florida law.

         Our bylaws provide for the indemnification of our directors and executive officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was one of our directors or executive officers upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such person is not entitled to indemnification.

         Under Florida law, a director is not personally liable for monetary damages to a corporation or any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper personal benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

         The foregoing provisions of Florida law and our bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.

         We intend sometime in the future to purchase and maintain directors' and officers' insurance in an as yet undetermined amount. This insurance will insure directors and officers against any liability arising out of the director's or officer's status as such, regardless of whether we have the power to indemnify the director or officer against the liability under applicable law.

         We have been advised that in the opinion of the Securities and Exchange Commission insofar as the indemnification provisions referred to above may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Act and are, therefore, unenforceable.

TRANSFER AGENT

         SunTrust Bank of Atlanta is the transfer agent and registrar for the shares of Class A common stock, Class B common stock, and preferred stock.

                              PLAN OF DISTRIBUTION

         We will sell a maximum of 35,000 units (each unit consisting of 120 shares of our Class A common stock and 40 shares of our preferred stock) in this offering and will be selling only to veterinarians. We are not registering the units or underlying stock for trading on the Nasdaq Stock Market or any other exchange or trading medium and plan to conduct this offering on a "direct participation" basis. We do not anticipate that any market will develop for our securities in the foreseeable future. We intend to comply at all times with Regulation M under the Securities Exchange Act of 1934, as amended.


         We plan to conduct this offering on a "direct participation" basis through certain of our officers and directors. Specifically, we anticipate that Eduardo Garcia, James Carlstedt, Neil Colby, and Kevin Turner, each of whom is an officer, director or both of our company, will participate on our behalf in the sale of the units. However, we will only make offers and sales in states through our officers who are duly registered in such states. Though we have no such current plans, we may at some point engage one or more underwriters, broker-dealers or sellers to assist in the sale of the units or to "sponsor" the offering in states that require a registered broker-dealer to sponsor the offering. If so, will pay commissions of other to such persons, not to exceed 10% of sales made by such persons. The minimum purchase required of an investor is $2,000 (2 units). Our officers, directors and promoters are not eligible to purchase in the offering. We cannot guarantee that any of the units will be sold. The proceeds to us, before deducting associated expenses of the offering (which we estimate will be not less than $245,000), and assuming no underwriters, broker-dealers or other sellers are used, will be $500,000 if the minimum amount is sold and $35,000,000 if the maximum amount is sold.


         We have filed for registration of this offering in most states, but we will accept subscriptions only from investors resident in states where the offering is qualified.


         A number of states in which we are seeking to qualify our securities for sale in this offering are requiring, as a condition to such qualification, that all of the shares of our capital stock currently owned and subsequently acquired by Eduardo Garcia, James J. Carlstedt, Neil Colby and Lana Colby be deemed promotional shares and held subject to a share "lock-in" agreement for a period of up to four years from the completion of the offering. Under the lock-in agreement, beginning on the date the offering is completed, they will be prohibited from transferring or pledging any of the shares of common or preferred stock they hold, although they each will retain their power and right to vote those shares. Shares subject to the lock-in agreement will be released from the restrictions in increments of 2-1/2% of the total shares held subject to the lock-in each quarter, beginning on the second anniversary of completion of the offering. A total of twenty percent of the shares subject to lock-in will be released during the third and fourth years following completion of the offering. However, the release of the restricted shares may vary based on the company reaching certain financial benchmarks. The agreement will terminate on the fourth anniversary of the completion of the offering (if not prior thereto) and all shares not previously released will then be released without further restrictions.



         Our methods of solicitation will include informational booths and presentations at industry and professional conventions, seminars, and trade shows, direct mail to veterinarians, trade journal ads and on our Web site. With respect to offers and sales of the units through our Web site, we will have a protocol in place that will allow Web site visitors to view and download or otherwise request delivery of the final prospectus. Those visitors interested in investing in the offering will be permitted to access the subscription agreement pertaining to the offering online. As a condition to gaining access to the subscription process, the investor will be required to provide requisite background information (for informational and eligibility verification purposes) and we must have verified that a copy of the final prospectus has been delivered, either by U.S. Mail or electronically (by e-mail or downloading from our Web site). Payment for all subscriptions will be by check.

         Initially, all amounts received for subscriptions to the offering will be held in escrow by the escrow agent, pursuant to an escrow agreement (the "Escrow Agreement") between the escrow agent and us, until the minimum offering amount has been obtained. The escrow agent is The Bank of Tampa, 601 Bayshore Boulevard, Tampa, Florida 33601, (813) 872-1264, and the contact person is Mr. William Arthur. Some states require that the subscription amounts remain in escrow until the minimum offering amount of 500 Units, or $500,000, is met. However, other states require us to sell a minimum of 1,225 Units, or $1,225,000, before we may receive from escrow the offering proceeds from those states. The escrow agreement provides that subscription amounts will be deposited into one of two escrow accounts established by the escrow agent, depending on whether the subscriber resides in a state that requires a minimum offering amount of $500,000 or a minimum offering amount of $1,225,000. The escrow agent will release and transfer into our corporate account for our unrestricted use all subscription amounts deposited into the $500,000 escrow account when the total deposited into that account reaches $500,000 or, if earlier, when the subscription amounts deposited into both escrow accounts, in the aggregate, total at least $1,225,000. The escrow agent will release and transfer into our corporate account for our unrestricted use all subscription amounts deposited into $1,225,000 escrow account when the subscription amounts deposited into both escrow accounts, including those amounts released and transferred to us, in the aggregate, total at least $1,225,000.


         Set forth below are the states in which we anticipate the Offering becoming effective concurrently with or shortly after SEC effectiveness is granted. Those states that have indicated to us they will require a $1,225,000 minimum offering amount are so indicated.

                         $500,000                                                   $1,225,000
                  MINIMUM OFFERING AMOUNT                                    MINIMUM OFFERING AMOUNT
                  -----------------------                                    -----------------------

                      COLORADO                                                     OHIO
                      CONNECTICUT                                                  IOWA
                      DELAWARE                                                     VIRGINIA
                      FLORIDA                                                      NEW JERSEY
                      GEORGIA
                      ILLINOIS
                      INDIANA
                      KENTUCKY
                      LOUISIANA
                      MARYLAND
                      NEW YORK
                      NEVADA
                      NEW HAMPSHIRE
                      NORTH DAKOTA
                      OREGON
                      RHODE ISLAND
                      SOUTH CAROLINA
                      SOUTH DAKOTA
                      UTAH
                      WASHINGTON
                      WYOMING


         We anticipate that there will be other states in which we later become effective and that some of those states may require the higher minimum offering amount. You may obtain updated information in the future about which states require the higher minimum offering amount either by contacting us at 866-PETSVET (toll free) or on our web site at www.petsvetsandyou.com or www.pvy.com.

         Subsequent to the release of the subscription amounts in either escrow account, all offering amounts received by the escrow agent to be deposited into such escrow account will be immediately transferred to our corporate account. In order for us to receive offering proceeds from the escrow accounts, the respective amounts required for the release of such accounts must be obtained by 5:00 P.M. Eastern Standard Time 12 months from the date the registration statement of which this prospectus is a part becomes effective. In the event that the minimum offering amount is not obtained by such deadline, then the subscription amounts deposited into either or both accounts, as the case may be, will be returned promptly to the subscribers, without deduction for fees, and plus all interest earned. The escrow agreement gives us the right at any time to direct the escrow agent to return subscription amounts to subscribers.


         These securities are offered by us subject to prior sale and to approval of certain legal matters by counsel.

         Certain of our officers and directors will be offering and selling the units on our behalf. Those officers and directors offering the securities on our behalf will be relying on the safe harbor from broker-dealer registration rule set out in Rule 3a4-1. We have been informed by these officers and directors that:

         - they are not subject to statutory disqualification as defined in Section 3(a)(39) of the Securities Exchange Act of 1934;

         - they are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

         -        they are not an associated person of a broker or dealer.

         Additionally, our officers and directors offering and selling the units meet the conditions of part (a)(4)(iii) where participation will be restricted to:

         - preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser; provided, however, that the content of such communication is approved by a partner, officer or director of the issuer;

         - responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or

         - performing ministerial and clerical work involved in effecting any transaction.

LIMITED STATE REGISTRATION

         We anticipate that we will not be able to register the sale of the units in every state. Therefore, this prospectus shall not be deemed to constitute an offer to sell, or a solicitation of an offer to buy, in any state where failure to register this offering would violate the laws of that state. Any sale of our securities will depend on registration or available exemptions under the Blue Sky laws of states in which the securities are sold.

                        MARKET FOR OUR COMMON EQUITY AND
                           RELATED SHAREHOLDER MATTERS


         Prior to the date hereof, there has been no trading market for any of our securities, including the units and underlying preferred stock and common stock. Although the units and underlying securities are being registered, we do not believe that any trading market will develop for any of our securities in the foreseeable future. The common stock and preferred stock making up the units are immediately separable upon sale. Our articles of incorporation generally restrict ownership of the preferred stock to degreed veterinarians, which provision will, in turn, restrict resale of the preferred shares. There is no such restriction on ownership or resale of our common stock. We anticipate that the units will be offered directly by us without the assistance of an underwriter. To date, neither we nor anyone acting on our behalf has taken any affirmative steps to retain or encourage any broker dealer to act as a market maker for our common stock at any time, now or in the future. Further, there have been no discussions or understandings, preliminary or otherwise, between us or anyone acting on our behalf and any market maker regarding the participation of any such market maker in the future trading market, if any, for our common stock. Accordingly, there is no likelihood of an active public trading market, as that term is commonly understood, developing for the shares.


         All of the shares of our Class A common stock, Class B common stock, and preferred stock currently outstanding were issued pursuant to an exemption from registration under the Securities Act of 1933 and are "restricted securities" as that term is defined in the Securities Act of 1933.

         We have paid no dividends to date on any of our capital stock and do not anticipate paying dividends for the foreseeable future.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         The names of the promoters of the registrant are the officers and directors as disclosed elsewhere in this Form SB-2. None of the promoters have received anything of value from us in connection with this offering.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         No named expert or counsel was hired on a contingent basis. No named expert or counsel will receive a direct or indirect interest in us. No named expert or counsel is or was a promoter, underwriter, voting trustee, director, officer, or employee of ours.

                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

         None.

                                  LEGAL MATTERS

         The legality of the securities offered in this prospectus will be passed upon for us by Kalish & Ward, Professional Association, Bank of America Plaza, 101 East Kennedy Blvd., Suite 4100, Tampa, Florida 33602.

                                     EXPERTS

         Our financial statements as of and for the period ended December 31, 2000 appearing in this prospectus and registration statement have been audited by Kirkland, Russ, Murphy & Tapp, P.A. independent certified public accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                            PETSVETSANDYOU.COM, INC.
                       (A DEVELOPMENTAL STAGE ENTERPRISE)

                              FINANCIAL STATEMENTS
                               DECEMBER 31, 2000
                         (WITH AUDITS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
PetsVetsandYou.com, Inc.:

We have audited the accompanying balance sheet of PetsVetsandYou.com, Inc., a development stage enterprise, as of December 31, 2000, and the related statement of operations, shareholders' equity, and cash flows for the period from January 5, 2000 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PetsVestandYou.com, Inc. at December 31, 2000, and results of its operations and its cash flows for the period from January 5, 2000 (date of inception) to December 31, 2000 in conformity with generally accepted accounting principles.




/s/ Kirkland, Russ, Murphy & Tapp, P.A.


February 12, 2001
Clearwater, Florida

                            PETSVETSANDYOU.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET

                               DECEMBER 31, 2000



                                          ASSETS
                                          ------


Current assets:
  Cash                                                                                $ 579,467
    Prepaid expenses                                                                    102,929
                                                                                      ---------
                  Total current assets                                                  682,396

Property and equipment, net                                                              12,282
                                                                                      ---------
                                                                                      $ 694,678
                                                                                      =========


                          LIABILITIES AND SHAREHOLDERS' EQUITY
                          ------------------------------------

Current liabilities:
    Accounts payable                                                                  $  53,344
                                                                                      ---------

                  Total current liabilities                                              53,344
                                                                                      ---------

Redeemable preferred stock, $.005 par value, 2,000,000 shares authorized,
  40,000 shares issued and outstanding, liquidated at an amount
  equal to $6.25 per share, plus any dividends declared                                 250,000
                                                                                      ---------

                  Total liabilities                                                     303,344
                                                                                      ---------

Shareholders' equity:
    Common stock:
      Class A, $.005 par value, 5,000,000 shares authorized, 144,060
        shares issued and outstanding                                                       720
       Class B, $.0005 par value, 5,000,000 shares authorized, 61,330 shares
         issued or outstanding                                                               31
    Additional paid-in capital                                                          749,281
    Deficit accumulated during the development stage                                   (358,698)
                                                                                      ---------

                  Total shareholders' equity                                            391,334
                                                                                      ---------
                                                                                      $ 694,678
                                                                                      =========

See auditors' report and accompanying notes to financial statements.

                            PETSVETSANDYOU.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS

    FOR THE PERIOD JANUARY 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000



Operating expenses:
  General and administrative expenses                                $ 358,698
                                                                     ---------

     Total operating expenses                                          358,698
                                                                     ---------

      Net loss                                                       $(358,698)
                                                                     =========

Basic net loss per share                                             $   (2.96)
                                                                     =========

Basic weighted average number of
   common shares outstanding                                           121,117
                                                                     =========

Diluted net loss per share                                           $   (2.84)
                                                                     =========

Diluted weighted average number of
   common shares outstanding                                           126,449
                                                                     =========




See auditors' report and accompanying notes to financial statements.

                            PETSVETSANDYOU.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF SHAREHOLDERS' EQUITY

    FOR THE PERIOD JANUARY 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000



                                                                                          DEFICIT
                                                                                         ACCUMULATED
                                                CLASS A      CLASS B     ADDITIONAL        DURING               TOTAL
                                                COMMON       COMMON       PAID-IN        DEVELOPMENT         SHAREHOLDERS=
                                                 STOCK        STOCK       CAPITAL           STAGE               EQUITY
                                                -------      -------     ---------       -----------         ------------

Balances at January 5, 2000                      $ --          --               --                --                 --

January 20, 2000, initial contribution:
  60 shares of Class A
    common stock at $.005
    per share                                      --          --               --                --                 --

  15,330 shares of Class B
  common stock for
  $.0005 per share                                 --           8               --                --                  8

June 8, 2000, initial
 contribution of 46,000 shares
 of Class B common stock for
 $.0005 per share                                  --          23               --                --                 23

June 20, 2000, sale of 144,000
 shares of Class A common
  stock at $5.20 per share                        720          --          749,281                --            750,001

Net loss                                           --          --               --          (358,698)          (358,698)
                                                 ----          --          -------          --------           --------

Balances at December 31, 2000                    $720          31          749,281          (358,698)          (391,334)
                                                 ====          ==          =======          ========           ========




See accountants' notes to financial statements.

                            PETSVETSANDYOU.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS

    FOR THE PERIOD JANUARY 5, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000




Cash flows from operating activities:

    Net loss                                                                     $  (358,698)
    Adjustments to reconcile net loss to net cash provided by
      operating activities:
       Depreciation                                                                    3,929
       Increase in accounts payable                                                   53,344
       Increase in prepaid expenses                                                 (102,897)
                                                                                 -----------

                        Net cash used in operating activities                       (404,322)
                                                                                 -----------

Cash flows from investing activities:
    Purchase of property and equipment, net                                          (16,211)
                                                                                 -----------

Cash flows from financing activities:
    Capital contributions                                                            750,000
    Proceeds from redeemable preferred stock                                         250,000
                                                                                 -----------

                        Net cash provided by financing activities                  1,000,000
                                                                                 -----------

Net increase in cash                                                                 579,467

Cash at beginning of period                                                               --
                                                                                 -----------

Cash at end of period                                                            $   579,467
                                                                                 ===========

Supplemental disclosure of non-cash investing and financing activities:
    Receivable issued for common stock                                           $        32
                                                                                 ===========




See auditors' report and accompanying notes to financial statements.

                            PETSVETSANDYOU.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

(1)      DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      Description of Business

                  PetsVetsandYou.com, Inc. (Company), a developmental stage enterprise, is developing a veterinary service and comprehensive pet supply and information Web site, which will provide a comprehensive inventory of the pet-related consumer products, along with Web site design and hosting services, staff training and educational services, telemedicine services and buying group services to veterinarian shareholders and affiliates.

         (b)      Cash and Cash Equivalents

                  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         (c)      Property and Equipment

                  Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives ranging from three to five years.

         (d)      Income Taxes

                  Effective January 5, 2000, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

         (e)      Estimates

                  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                    (continued)

                            PETSVETSANDYOU.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED


(1)      DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         - CONTINUED

         (f)      Start-Up Costs

                  The Company adopted the Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5), which requires that preopening and other start-up costs be expensed as incurred rather than capitalized. The adoption has been made effective as of the date of inception.

         (g)      Concentration of Credit Risk

                  The Company maintains cash balances in financial institutions. Occasionally, deposits exceed amounts insured by the Federal Deposit Insurance Corporation.

         (h)      Advertising and Promotional Costs

                  Advertising and promotional costs are expensed as incurred and are included in general and administrative expense in the accompanying statement of operations. Total advertising and promotional expense approximated $13,800 for the period ended December 31, 2000.

         (i)      Fiscal Year

                  The Company's fiscal year ends on December 31.

(2)      PREPAID EXPENSES

         Prepaid expenses consist primarily of amounts paid in connection with the initial public offering.

(3)      PROPERTY AND EQUIPMENT, NET

         Property and equipment, net consist of the following at December 31, 2000:

                  Computer equipment                                $   8,390
                  Display graphics                                      7,010
                  Furniture                                               811
                                                                     --------
                                                                       16,211

                  Less accumulated depreciation                        (3,929)
                                                                     --------

                                                                    $  12,282
                                                                    =========

                                                                    (continued)

                            PETSVETSANDYOU.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED



(4)      LEASES

         The Company entered into an agreement on June 15, 2000, to lease approximately 800 square feet of office space from an independent party in Tampa, Florida. The facility is located at 10919 North Dale Mabry Highway, Tampa, Florida. The lease expires on June 14, 2001. The monthly lease payments are $850, plus applicable sales tax.

(5)      REDEEMABLE PREFERRED STOCK

         During 2000, the Company issued 40,000 shares of preferred stock at an aggregate price of $250,000. As a condition of ownership of shares of Preferred Stock, each holder must be a licensed and actively practicing Doctor of Veterinary Medicine, or an entity of which a majority of the voting interests is owned by such a licensed and practicing veterinary doctor, and such holder must own Class A Stock.

         The holders of the Preferred Stock are entitled to one vote for each share of Preferred Stock held concerning matters specifically related to the Preferred Shareholders. The holders of Preferred Stock are entitled to elect the minimum number of directors that constitute at least twenty-five percent of all members of the Board of Directors. The holders of the Preferred Stock are entitled to elect the members of the Company's Veterinarian Advisory Board. The issued shares of Preferred Stock are generally non-transferable.

         Dividends for the Preferred Stock are non-cumulative. No dividends have been declared as of December 31, 2000. The Company shall redeem any or all shares of Preferred Stock then issued and outstanding at a price of $6.25 per share (subject to adjustment for stock dividend or stock split) plus any declared but unpaid dividends to a holder ceasing to meet the eligibility requirements of a Preferred Stockholder.

(6)      SHAREHOLDERS' EQUITY

         (a)      Class A Stock

                  The holders of Class A Stock are entitled to one vote for each share of Class A stock held, but only with respect to matters for which Florida corporate law requires they be entitled to vote.

                  The holders of Class A Stock are to share any and all dividends declared and payable with the holders of Class B Stock on share for share basis, subject to the rights of the holders of Preferred Stock.

                  Subject to the preferential rights of the holders of Preferred Stock, holders of Class A and Class B Stock will share upon liquidation or dissolution of the Company on a share for share basis, the assets of the Company available for distribution to its shareholders.

                  As of December 31, 2000, 144,060 shares of Class A Stock had been issued for an aggregate price of $750,001.

                                                                    (continued)

                            PETSVETSANDYOU.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED

(6)      SHAREHOLDERS' EQUITY - CONTINUED

         (b)      Class B Stock

                  Holders of the Class B Stock are entitled to one vote for each share of Class B stock held.

                  The holders of Class B Stock are to share any and all dividends declared and payable with the holders of Class A Stock on share for share basis, subject to the rights of the holders of Preferred Stock.

                  Subject to the preferential rights of the Preferred Shareholders, holders of Class A Stock and Class B Stock will share, upon liquidation or dissolution of the Company on a share for share basis, the assets of the Company available for distribution to its shareholders.

                  As of December 31, 2000, 61,330 shares of Class B Stock had been issued for an aggregate price of $31.

(7)      INCOME TAXES

         The Company had no income tax expense as of December 31, 2000, due to its operating loss. Such loss, subject to certain limitations, expires in 2020. To the extent that the Company has taxable net income, the loss carryforward will be used to offset the taxable income.

         Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2000 are as follows:

         Deferred tax assets:
                  Net operating loss                                $  134,000
                  Valuation allowance for deferred tax assets         (134,000)
                                                                    ----------
                    Net deferred tax assets                         $       --
                                                                    ==========

(8)      COMMITMENTS AND CONTINGENCIES

         (a)      Public Offering

                  The Company is seeking financing through a public offering of their Preferred Stock and Class A Common Stock. This public offering is contingent on the Company providing investors with audited financial statements.

                                                                    (continued)

                            PETSVETSANDYOU.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED


(8)      COMMITMENTS AND CONTINGENCIES - CONTINUED

         (b)      Potential Legal Claims

                  The Company recognizes that claims may arise during the normal course of business, however, currently the Company's management and legal counsel are unaware of any pending, threatened or unasserted claims made against management.

(9)      EMPLOYMENT AGREEMENT

         The Company entered into an employment agreement covering a one year period from July 5, 2000 to July 5, 2001. The employee is not an officer, director or promoter of the Company. This agreement will renew automatically for successive and separate one year periods unless prior notice is given. The Company is paying the employee $40,000 per period and has granted warrants to purchase 1,000 shares of common stock at a price of $5.20 per share, for a period of five years (see Note 10).

(10)     STOCK OPTION AGREEMENTS

         The Company entered into stock option agreements with certain key personnel in which the Company grants the option to purchase up to 10,440 shares of Class A common stock for an exercise price of $5.20 per share over a period of five years.

         The calculation of the fair values of the options, under the minimum value method assumes that no dividends will be issued prior to the exercise of the option and that the current value of the stock at the grant date is the price the shares were sold during the private placement which occurred in April of 2000.

         The Company has accounted for the stock options under APG Opinion 25, an accounting standard under which no related compensation expense was recognized as of December 31, 2000, the period of the grant. The Company adopted the disclosure-only provision of SFAS No. 123 Accounting for Stock-Based Compensation (SFAS 123), which allows companies to continue following the accounting guidance of APB 25, but requires pro forma disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS 123 been adopted. Accordingly, no compensation cost has been recognized for the Company's granted stock options and warrants. Had compensation and other costs for the Company's granted stock options and warrants been determined consistent with the provisions of SFAS 123, the impact on the net operations would have been immaterial.

                                                                    (continued)

                            PETSVETSANDYOU.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED


(11)     EARNINGS (LOSS) PER SHARE

         Basic and diluted net loss per common share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period.

(12)     SUBSEQUENT EVENTS

         The Company anticipates that prior to the effective date of its registration statement, it will amend its articles of incorporation. The proposed amendment will (i) give the Class A common stock full voting rights equal to the Class B common stock, (ii) provide for termination of the fixed ownership percentage anti-dilution provision in the articles of incorporation relative to the Class B common stock upon the occurrence of certain conditions, and (iii) marginally expand the eligibility criteria for preferred stock holders.

         Additionally, the Company is changing the corporate name to PetsVetsandYou, Inc.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The registrant's Board of Directors is authorized under Section
607.0850 of the Florida Business Corporation Act ("FBCA") and by its bylaws to provide general indemnification to its officers, directors, employees and agents regarding any claims or liabilities incurred by them while acting within the scope of their duties as such or in the course of their employment or while serving at the request of the registrant as a director, officer, employee or agent of another enterprise, so long as such person acted in good faith and in a manner he or she reasonably to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


SEC registration fee............................................  $  9,933
Blue Sky fees and expenses .....................................    40,000
Legal fees and expenses ........................................   110,000
Accounting fees and expenses ...................................    15,000
Printing and engraving .........................................    20,000
Transfer agent fees ............................................     5,000
Marketing and Miscellaneous ....................................    45,000
                                                                  --------

Total ..........................................................  $245,000
                                                                  ========

----------
* All expenses will be paid by Registrant and, other than the SEC registration fee, are estimated.


ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES.

 SHARES ISSUED TO FOUNDING INVESTORS AS PART OF THE ORGANIZATION OF THE COMPANY,
                             AS OF JANUARY 20, 2000
       (NUMBERS REFLECT SHARES OWNED AFTER A 1 FOR 5 REVERSE STOCK SPLIT,
                           FILED ON JANUARY 23, 2001)


                                     CLASS A       CLASS A     CLASS B       CLASS B
           SUBSCRIBER                SHARES    CONSIDERATION   SHARES    CONSIDERATION
           ----------                ------    -------------   ------    -------------

James J. Carlstedt                     20           $-0-        5,110         10.3
Eduardo Garcia, D.V.M                  20           $-0-        5,110         10.33
Lana Colby and Neil Colby,                                                    10.33
  as Tenants by the Entireties         20           $-0-        5,110
                                      ----                     ------
                                       60            -0-       15,330         31.00
                                       ==           ====       ======         =====

 SECURITIES PURCHASED BY SUBSCRIBERS, IN CONNECTION WITH THE PRIVATE OFFERING,
                        AND ISSUED AS OF JUNE 8, 2000.
                 (NUMBERS REFLECT SHARES OWNED AFTER A 1 FOR 5
                REVERSE STOCK SPLIT, FILED ON JANUARY 23, 2001)


                                                                         CLASS "A"   PREFERRED
               SUBSCRIBER                               CONSIDERATION    C SHARES     SHARES
               ----------                               -------------    --------    ---------

Able, Bell, Matchette and Norris, partnership              $ 5,000          720        200

Dr. J. Daniel Adamson and Catherine A. Adamson, as
Joint Tenants with Rights of Survivorship                   10,000        1,440        400

Dr. and Mrs. Jerry L. Bancroft, Tenants by the
Entirety                                                    20,000        2,880        800

Dr. Tim Banker and Mrs. Mary Banker, as Tenants by
the Entirety                                                10,000        1,440        400

Dr. James G. Barrie and Kathleen P Barrie, as Joint
Tenants with Rights of Survivorship                         10,000        1,440        400

James E. Baxley, Jr. and Elizabeth Baxley, as Joint         10,000        1,440        400
Tenants with Rights of Survivorship

Dr. Harold W. Black                                         20,000        2,880        800

Barry R. Bonnville                                           5,000          720        200

Henry P. Brooks, Jr                                         20,000        2,880        800

Dr. L. Franklin Brown and Amelia B Brown, as Joint
Tenants with Rights of Survivorship                          5,000          720        200

Wesley F. Borgman                                            5,000          720        200

Bush Animal Clinic, P.C                                      5,000          720        200

Drs. Mark & Deborah Butler, as Tenants by the
Entirety                                                     5,000          720        200

Dr. George Robert Campbell                                  10,000        1,440        400

John Michael Canipe and Corina Dawn Canipe, as
Tenants by the Entirety                                     10,000        1,440        400

Dr. Jerry Case                                              20,000        2,880        800

Kerry N. Chatham and Karen N. Chatham, as Joint
Tenants with Rights of Survivorship                         10,000        1,440        400

Robert E. Cope, Trustee                                     10,000        1,440        400

Robert Anthony Crider                                       10,000        1,440        400

Dr. Claude E. Curry and Linda T. Curry, as Joint
Tenants with Rights of Survivorship                         10,000        1,440        400

Dr. Nancy Decker                                            10,000        1,440        400

Dr. Robert P. Dilbone and Margaret H. Dilbone, as
Joint Tenants with Rights of Survivorship                   10,000        1,440        400

Dr. Hubert R. Doerr                                         20,000        2,880        800

Dr. Paul R. Douglass                                        20,000        2,880        800

Dr. Robert H. Encinosa, Jr. and Cheryl L. Encinosa,
as Tenants by the Entirety                                  10,000        1,440        400

Fairfax Animal Clinic, Inc.                                 10,000        1,440        400

Timothy L. Fitzpatrick                                      20,000        2,880        800


                                                                         CLASS "A"   PREFERRED
               SUBSCRIBER                               CONSIDERATION    C SHARES     SHARES
               ----------                               -------------    --------    ---------

Charles E. Franklin                                          20,000        2,880        800

Dr. Eduardo Garcia                                           15,000        2,160        600

Dr. G.R. Ghabbour                                             5,000          720        200

Walter B. Gregg, Jr                                          10,000        1,440        400

Henry A. Hart, III, D.V.M                                     5,000          720        200

Melvin L. Helphry, as Trustee Trust                          20,000        2,880        800

Dorsey G. Hightower and Sandra L. Hightower as
Trustees                                                     10,000        1,440        400

Stephen G. Hendrix                                           10,000        1,440        400

Dr. Tim Howell and Frieda Howell, Joint Tenants with
Rights of Survivorship                                       20,000        2,880        800

Wayne K. Hodsden and Barbara A. Hodsden, as Joint
Tenants with Rights of Survivorship                          20,000        2,880        800

Dr. Peter Hulse                                              10,000        1,440        400

Dr. Campbell Carr Hyatt III                                   5,000          720        200

Stephen C. Jaffe and Ingrid D. Jaffe, as Tenants by
the Entirety                                                  5,000          720        200

Randall L. Lange and Christy C. Lange, as Tenants by
the Entirety                                                 10,000        1,440        400

Dr. Terrence S. Keene and Mrs. Lisa L. Keene, as
Joint Tenants by the Entirety                                20,000        2,880        800

Steve M. Ladd                                                 5,000          720        200

Dr. Teresa L. Lightfoot                                      10,000        1,440        400

Tommy J. Little                                              20,000        2,880        800

Dr. J. Martin Losey II and Kay K. Losey, as Joint
Tenants with Rights of Survivorship                          10,000        1,440        400

Robert H. Lynch                                              10,000        1,440        400

Ross D. McKinlay                                              5,000          720        200

Dr. Lester Mandelker                                          5,000          720        200

Dr. William M. Martin and Willa Dee Martin, Joint
Tenants with Rights of Survivorship                          20,000        2,880        800

James W. Mason, Trustee                                      20,000        2,880        800

Dr. James A. Mayer                                           20,000        2,880        800

Dr. William Bev McClain                                      20,000        2,880        800

Dr. Richard L. Moore and Joan M. Moore, as Tenants by
the Entirety                                                 20,000        2,880        800

Dr. P. Charles Moyers                                        10,000        1,440        400

Dr. Harold E. Ott                                            10,000        2,880        800

Dr. Paul L. Plummer and Sonja, as Joint Tenants with
Rights of Survivorship                                       10,000        1,440        400


                                                                         CLASS "A"   PREFERRED
               SUBSCRIBER                               CONSIDERATION    C SHARES     SHARES
               ----------                               -------------    --------    ---------

Gary A. Pope                                                 10,000        1,440        400

Joseph Priest and Dolores Priest, as Joint Tenants
with Rights of Survivorship                                  10,000        1,440        400

Dr. Patrick Proctor and Pamela Proctor, as Joint
Tenants with Rights of Survivorship                          10,000        1,440        400

Jerome B. Ramey, Sr                                          20,000        2,880        800

Dr. Ralph W. Raymond and Judy L. Raymond, as Tenants
by the Entirety                                              10,000        1,440        400

Dr. Harold F. Reece and Clarice Reece, as Tenants by
the Entirety                                                 20,000        2,880        800

Howard Rennecker                                             10,000        1,440        400

Dr. John N. Rife and Kathleen Rife, as Joints Tenants
with Rights of Survivorship                                  10,000        1,440        400

Dr. Carlos L. Saavedra and Maria L. Saavedra, as
Tenants by the Entirety                                       5,000          720        200

Dr. Andrew P. Schroyer and Charlsey, as Joint Tenants
with Rights of Survivorship                                  20,000        2,880        800

Dr. Brian M. Shaw                                             5,000          720        200

Dr. Stephen Shores                                           20,000        2,880        800

Dr. Arthur M. Simon                                           5,000          720        200

Dr. and Mrs. Richard J. Smolen, as Tenants by the
Entirety                                                     15,000        2,160        600

Steven R. Smolen                                              5,000          720        200

Dr. Richard A. Solwitz                                       20,000        2,880        800

Dr. Frederik R. Tellekamp                                     5,000          720        200

Dr. Samuel B. Vaughn                                         20,000        2,880        800

Plant City Animal Hospital, Inc.                              5,000          720        200

W. Doyle Watson , as Custodian                               20,000        2,880        800

Dr. Ronald E. Whitford                                       10,000        1,440        400

Dr. H. L. Whitley, Jr                                        20,000        2,880        800

Dr. Thomas F. Whitley                                         5,000          720        200

Dr. Charles Williston and Dr. Jane Williston, as
Joint Tenants with Rights of Survivorship                    20,000        2,880        800

                                                                         144,000     40,000
                                                                         =======     ======

===========================================================================================

THE FOLLOWING SHARES OF CLASS B STOCK WERE ISSUED PURSUANT TO THE ANTI-DILUTION
   PROVISION SET FORTH UNDER THE ARTICLES OF INCORPORATION OF THE COMPANY IN
    CONNECTION WITH THE RECENTLY COMPLETED PRIVATE OFFERING BY THE COMPANY.
                  SUCH SHARES WERE ISSUED AS OF JUNE 8, 2000.

       (NUMBERS REFLECT SHARES OWNED AFTER A 1 FOR 5 REVERSE STOCK SPLIT,
                           FILED ON JANUARY 23, 2001)

                   SUBSCRIBER                             CLASS B SHARES
                   ----------                             --------------
         James J. Carlstedt                                  15,333.34

         Eduardo Garcia, D.V.M.                              15,333.33

         Lana Colby and Neil Colby,
         as Tenants by the Entireties                        15,333.33

                                                                46,000
                                                             =========


         The units were issued pursuant to and in reliance upon Regulation D and Rule 504 under the Securities Act of 1933, as amended. All other transactions were made in reliance upon Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.


27.               EXHIBITS.

         The following is a list of exhibits filed as part of this Registration
Statement:


Exhibit                                                                            Method of
Number   Description of Document                                                    Filing
------   -----------------------                                                    ------

 3.1  -- Articles of Incorporation of Registrant................................      **
 3.2  -- Bylaws of Registrant...................................................      **
 4.1  -- Specimen Common Stock Certificate of Registrant........................      **
 4.2  -- See Exhibit 3.1 and 3.2 for provisions in Registrant's Articles of Incorporation and Bylaws defining the rights of holders of
         Registrant's Securities................................................      **
 5.1  -- Counsel's Opinion re: legality of securities...........................      **
10.1  -- Option Agreement with Ron Whitford, D.V.M..............................      **
10.2  -- Option Agreement with Nan Boss, D.V.M..................................      **
10.3  -- Option Agreement with Seth Maloff......................................      **
10.4  -- Employment Agreement with Raymond Lee..................................      **
10.5  -- Letter Agreement with David Proux......................................      **
10.6  -- Content License Agreement with Ron Whitford, D.V.M.....................      **
10.7  -- Content License Agreement with Nan Boss, D.V.M.........................      **
10.8  -- Promotional Share Lock-In Agreement between the
        company and directors/promoters.........................................      **
10.9  -- Agreement with Veterinary Products, Inc................................      **
10.10 -- Agreement with Michael Good............................................      **
10.11 -- Web Site Hosting Agreement (for online website hosting clients)........      **
10.12 -- Office Space Lease.....................................................      **
10.13 -- Sponsorship Agreement..................................................      Filed herewith
23.1  -- Consent of Independent Certified Public Accountants....................      **
23.3  -- Consent of Counsel (to be included in its
        opinion to be filed as Exhibit 5.1).....................................      **
24.1  -- Powers of Attorney of Directors and Executive Officers
           (included on the Signature Page of this Registration Statement)......      **
99.1  -- Form of Standard Subscription Agreement................................      **
99.2  -- Form of Online Subscription Agreement..................................      **
99.3  -- Escrow Agreement between Company and Escrow Agent......................      **
99.4  -- Advertising materials..................................................      Filed herewith



----------

** Previously filed

ITEM 28.          UNDERTAKINGS.

         Registrant hereby undertakes:

         (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) include any additional changed material information on the plan of distribution.

         (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from the registration statement any of the securities that remain unsold at the end of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Tampa, Florida, on April 11, 2001.

                                    PETSVETSANDYOU.COM, INC.


                                    By: /s/ James J. Carlstedt
                                       -----------------------------------
                                    James J. Carlstedt, President


         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints James J. Carlstedt his true and lawful attorney-in-fact and agent with full power of substitution, for and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



        SIGNATURE                               TITLE                             DATE
        ---------                               -----                             ----

/s/ EDUARDO GARCIA                Chairman of the Board, Vice President      April 11, 2001
--------------------------        of Veterinary Affairs and Clinical
Eduardo Garcia                    Director



/s/ JAMES J. CARLSTEDT            President, Chief Executive Officer,        April 11, 2001
--------------------------        and Director
James J. Carlstedt


/s/ NEIL L. COLBY                 Vice President of Operations and Web       April 11, 2001
--------------------------        Site Development, Treasurer, and
Neil L. Colby                     Director

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